EXHIBIT 99.3

EXHIBIT 99.3

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Kroll Inc.
New York, New York:

We have audited the accompanying consolidated balance sheets of Kroll Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended December 31, 2000, before the inclusion of the disclosures discussed in Note 20 to the consolidated financial statements, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and included an explanatory paragraph for a change in accounting related to accounting for costs of start up activities, in their report dated August 22, 2001.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 of the notes to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”) effective on January 1, 2002.

As discussed in Notes 1 and 5(a) of the notes to the consolidated financial statements, the Company restated its consolidated financial statements at December 31, 2002 and 2001 and for the years then ended to reflect the June 18, 2003 sale of Kroll’s video surveillance subsidiary, InPhoto Surveillance Inc., as a discontinued operation.

As discussed in Note 1 of the Notes to the consolidated financial statements, the Company reclassified to continuing operations extraordinary items that did not meet the criteria of APB No. 30 for the years ended December 31, 2002 and 2001 to conform to Statement of Financial Accounting Standard No. 145.

As discussed above, the financial statements of the Company for the year ended December 31, 2000, were audited by other auditors who have ceased operations. As described in Note 20, these financial statements have been revised to include the transitional disclosures required by SFAS 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 20 with respect to 2000 included (1) comparing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company’s underlying analysis obtained from management, and (2) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income and the related earnings-per-share amounts. In our opinion, the disclosures for 2000 in Note 20 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2000 financial statements taken as a whole.

Deloitte & Touche LLP
New York, New York
February 13, 2003 (March 6, 2003 as to Note 2, June 18, 2003 as to Notes 1 and 5(a) and September 17, 2003 as to Note 21)

          The following report of Arthur Andersen LLP (“Andersen”) is a copy of the report previously issued by Andersen on August 22, 2001. The report of Andersen is included in this Current Report on Form 8-K pursuant to Rule 2-02(e) of Regulation S-X. Kroll has not been able to obtain a reissued report from Andersen.

          Andersen has not consented to the inclusion of its report in this Current Report on Form 8-K. Because Andersen has not consented to the inclusion of its report in this Current Report on Form 8-K, it may be difficult to seek remedies against Andersen, and the ability to seek relief against Andersen may be impaired.

Report of Independent Public Accountants

          To Kroll Inc.:

          We have audited the accompanying consolidated balance sheet of Kroll Inc. (Note 1) and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kroll Inc. and subsidiaries as of December 31, 2000 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

          As explained in Note 5(a)(i) to the consolidated financial statements, effective in the first quarter of 1999, the Company changed its method of accounting for costs of start-up activities.

Arthur Andersen LLP

Cincinnati, Ohio
August 22, 2001

KROLL INC.

CONSOLIDATED BALANCE SHEETS
As of December 31, 2002 and 2001

	2002	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$77,317,169	$11,484,734
Trade accounts receivable, net of allowance for doubtful accounts of $6,874,872 and $6,627,766 in 2002 and 2001, respectively (Notes 3(d) and 7(a))	48,661,120	36,497,851
Unbilled revenues (Note 3(b))	29,920,581	25,484,018
Related party receivables (Note 9)	720,193	2,416,859
Deferred tax asset (Note 8)	5,304,314	—
Assets of discontinued operations (Note 5)	9,399,233	13,168,055
Prepaid expenses and other current assets	7,907,751	4,454,157

Total current assets	179,230,362	93,505,674

PROPERTY, PLANT AND EQUIPMENT, at cost (Note 3(e)):
Land	194,103	194,103
Buildings and improvements	2,092,297	2,000,352
Leasehold improvements	12,420,390	7,305,420
Furniture and fixtures	7,408,898	5,031,688
Machinery and equipment	38,267,387	25,712,513
Construction-in-progress	—	500,026

	60,383,075	40,744,102
Less—accumulated depreciation and amortization	(33,190,119)	(25,209,688)

	27,192,956	15,534,414

DATABASES, net of accumulated amortization of $38,199,651 and $33,672,282 in 2002 and 2001, respectively (Note 3(f))	10,714,664	10,529,565
COSTS IN EXCESS OF ASSETS ACQUIRED, net of accumulated amortization of $6,782,127 and $6,813,650 in 2002 and 2001, respectively (Notes 3(h), 4(a) and 4(b))	292,095,115	42,949,651
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $5,599,327 and $3,239,924 in 2002 and 2001, respectively (Notes 3(i), 4(a) and 4(b))	25,195,407	6,182,983
OTHER ASSETS (NOTE 7(b))	5,193,827	4,200,255

Total Assets	$539,622,331	$172,902,542

The accompanying notes to consolidated financial statements
are an integral part of these consolidated financial statements.

KROLL INC.

CONSOLIDATED BALANCE SHEETS (continued)
As of December 31, 2002 and 2001

	2002	2001

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving lines of credit (Note 10)	$4,208,786	$2,561,351
Current portion of long-term debt (Note 11)	72,703	318,089
Trade accounts payable	10,529,062	9,985,884
Related party payables (Note 9)	2,252,708	—
Accrued payroll and related benefits	9,422,309	7,154,912
Other accrued liabilities (Note 7(c))	10,873,626	8,768,888
Income taxes payable (Note 8)	2,448,010	1,434,022
Deferred income taxes (Note 8)	—	1,935,964
Liabilities of discontinued operations (Note 5)	856,680	4,602,629
Deferred revenue	14,488,264	4,389,449

Total current liabilities	55,152,148	41,151,188
DEFERRED INCOME TAXES (Note 8)	5,357,962	345,638
CONVERTIBLE NOTES, net of unamortized discount of $9,598,522 and $11,199,674 in 2002 and 2001, respectively (Note 11(b))	20,401,478	18,800,326
LONG-TERM DEBT, net of current portion (Note 11)	17,591	277,956
OTHER LONG-TERM LIABILITIES	1,786,379	1,194,242

Total liabilities	82,715,558	61,769,350

COMMITMENTS AND CONTINGENCIES (Note 15)
SHAREHOLDERS’ EQUITY (Note 14):
Preferred stock, $.01 par value, 5,000,000 and 1,000,000 shares authorized in 2002 and 2001, respectively, none issued	—	—
Common stock, $.01 par value, 100,000,000 and 50,000,000 shares authorized, 36,994,758 and 22,793,871 shares issued and outstanding in 2002 and 2001, respectively (Note 2)	369,948	227,939
Common shares to be issued for acquisition (Note 4(b))	55,279,800	—
Additional paid-in-capital	456,842,788	183,420,930
Accumulated deficit	(51,589,590)	(67,970,733)
Accumulated other comprehensive loss	(3,951,698)	(4,544,944)
Deferred compensation	(44,475)	—

Total shareholders’ equity	456,906,773	111,133,192

Total liabilities and shareholders’ equity	$539,622,331	$172,902,542

The accompanying notes to consolidated financial statements
are an integral part of these consolidated financial statements.

KROLL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

NET SALES	$282,869,132	$201,057,557	$205,610,223
COST OF SALES	143,679,280	120,726,552	123,791,196

Gross profit	139,189,852	80,331,005	81,819,027

OPERATING EXPENSES:
Selling and marketing	26,719,588	18,016,728	21,490,151
General and administrative	72,198,889	60,007,536	63,361,714
Research and development (Note 3(m))	5,845,216	—	—
Amortization of other intangible assets (Note 3(i))	2,495,069	488,568	830,429
Failed separation costs (Note 2)	—	607,246	4,194,188
Restructuring expenses (Note 7(d))	—	2,726,239	—
Impairment of assets (Note 3(g))	—	806,763	—
Failed financing costs (Note 10)	—	1,042,698	—
Loss on sale of business unit (Note 6(b))	101,543	527,964	—
Failed merger related costs (Note 2)	—	—	2,490,923
Merger related costs (Note 4)	—	—	357,279

Operating expenses	107,360,305	84,223,742	92,724,684

Operating income (loss)	31,829,547	(3,892,737)	(10,905,657)
OTHER INCOME (EXPENSE):
Interest expense	(4,436,252)	(4,374,827)	(4,321,628)
Interest income	515,474	127,103	250,286
Gain from issuance of subsidiary stock (Note 6(a))	—	—	1,616,658
Other (Notes 10 and 11)	(4,350,409)	(782,478)	40,958

Income (loss) before provision for income taxes	23,558,360	(8,922,939)	(13,319,383)
Provision for income taxes (Note 8)	7,067,508	2,208,738	2,376,895

Income (loss) from continuing operations	16,490,852	(11,131,677)	(15,696,278)
Discontinued operations (Note 5):
Loss from discontinued video surveillance subsidiary, net of taxes	(190,654)	(603,052)	—
Income (loss) from discontinued security products and services group, net of taxes	80,943	(7,540,658)	(10,010,770)
Loss from discontinued voice and data communications group, net of taxes	—	(2,111,459)	(8,237,265)

Net income (loss)	$16,381,141	$(21,386,846)	$(33,944,313)

BASIC INCOME (LOSS) PER SHARE (Note 3(n)):
Income (loss) from continuing operations	$0.56	$(0.50)	$(0.70)

Loss from discontinued operations	$—	$(0.45)	$(0.82)

Net income (loss) per share	$0.56	$(0.95)	$(1.52)

Weighted average shares outstanding	29,448,531	22,478,587	22,295,391

DILUTED INCOME (LOSS) PER SHARE (Note 3(n)):
Income (loss) from continuing operations	$0.54	$(0.50)	$(0.70)

Loss from discontinued operations	$—	$(0.45)	$(0.82)

Net income (loss) per share	$0.54	$(0.95)	$(1.52)

Weighted average shares outstanding	30,542,142	22,478,587	22,295,391

The accompanying notes to consolidated financial statements
are an integral part of these consolidated financial statements.

KROLL INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2000, 2001 and 2002

			Common
			Shares to be
		Common	Issued for	Additional	Accumulated
	Shares	Stock	Acquisition	Paid-in-Capital	Deficit

BALANCE, January 1, 2000	22,255,510	$222,555	$—	$170,101,929	$(12,639,574)
Net issuances of stock under employee benefit plans, including related tax benefit (Note 14(a))	115,197	1,152	—	15,381	—
Issuance of restricted stock (Note 14(a))	43,990	440	—	43,128	—
Deferred compensation related to restricted stock and stock options (Note 14(a))	—	—	—	(693,183)	—
Comprehensive income (loss):
Net loss	—	—	—	—	(33,944,313)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, including $335,000 of tax provision	—	—	—	—	—
Comprehensive loss	—	—	—	—	—

BALANCE, December 31, 2000	22,414,697	224,147	—	169,467,255	(46,583,887)
Net issuances of stock under employee benefit plans, including related tax benefit (Note 14(a))	379,174	3,792	—	2,565,295	—
Deferred compensation related to restricted stock and stock options (Note 14(a))	—	—	—	—	—
Discount to market of senior subordinated convertible notes (Note 11(b))	—	—	—	11,388,380	—
Comprehensive income (loss):
Net loss	—	—	—	—	(21,386,846)
Other comprehensive income (loss), net of tax:
Reversal of foreign currency translation from the sale of SPSG, net of tax of $2,538,000	—	—	—	—	—
Foreign currency translation adjustment, including $1,173,076 of tax provision	—	—	—	—	—
Other comprehensive income	—	—	—	—	—
Comprehensive loss	—	—	—	—	—

BALANCE, December 31, 2001	22,793,871	$227,939	$—	$183,420,930	$(67,970,733)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Accumulated
		Other
	Comprehensive	Comprehensive	Deferred
	Income (Loss)	Income (Loss)	Compensation	Total

BALANCE, January 1, 2000		$(186,978)	$(1,629,893)	$155,868,039
Net issuances of stock under employee benefit plans, including related tax benefit (Note 14(a))		—	—	16,533
Issuance of restricted stock (Note 14(a))		—	—	43,568
Deferred compensation related to restricted stock and stock options (Note 14(a))		—	1,292,850	599,667
Comprehensive income (loss):
Net loss	$(33,944,313)	—	—	(33,944,313)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, including $335,000 of tax provision	(6,162,021)	(6,162,021)	—	(6,162,021)

Comprehensive loss	$(40,106,334)	—	—	—

BALANCE, December 31, 2000		(6,348,999)	(337,043)	116,421,473
Net issuances of stock under employee benefit plans, including related tax benefit (Note 14(a))		—	—	2,569,087
Deferred compensation related to restricted stock and stock options (Note 14(a))		—	337,043	337,043
Discount to market of senior subordinated convertible notes (Note 11(b))		—	—	11,388,380
Comprehensive income (loss):
Net loss	$(21,386,846)	—	—	(21,386,846)

Other comprehensive income (loss), net of tax:
Reversal of foreign currency translation from the sale of SPSG, net of tax of $2,538,000	4,140,151	—	—	—
Foreign currency translation adjustment, including $1,173,076 of tax provision	(2,336,096)	—	—	—

Other comprehensive income	1,804,055	1,804,055	—	1,804,055

Comprehensive loss	$(19,582,791)	—	—	—

BALANCE, December 31, 2001		$(4,544,944)	$—	$111,133,192

The accompanying notes to consolidated financial statements
are an integral part of these consolidated financial statements.

KROLL INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2000, 2001 and 2002

(continued)

			Common
			Shares to be
		Common	Issued for	Additional	Accumulated
	Shares	Stock	Acquisition	Paid-in-Capital	Deficit

BALANCE, January 1, 2002	22,793,871	$227,939	$—	$183,420,930	$(67,970,733)
Net issuances of stock under employee benefit plans, including related tax benefit (Note 14(a))	1,025,477	10,255	—	8,534,558	—
Issuance of shares for purchase of Ontrack (Note 4(a))	6,850,410	68,504	—	149,949,949	—
Issuance of common stock, public offering, including over allotment shares (Note 14(b)	6,325,000	63,250	—	110,504,698	—
Shares to be issued January 2003 related to Zolfo Cooper acquisition (Note 4(b))	—	—	55,279,800	—	—
Stock-based compensation tax benefit	—	—	—	4,432,679	—
Other	—	—	—	(26)	2
Comprehensive income (loss):
Net income	—	—	—	—	16,381,141
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, including $254,248 of tax provision	—	—	—	—	—
Comprehensive income	—	—	—	—	—

BALANCE, December 31, 2002	36,994,758	$369,948	$55,279,800	$456,842,788	$(51,589,590)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Accumulated
		Other
	Comprehensive	Comprehensive	Deferred
	Income (Loss)	Income (Loss)	Compensation	Total

BALANCE, January 1, 2002		$(4,544,944)	$—	$111,133,192
Net issuances of stock under employee benefit plans, including related tax benefit (Note 14(a))		—	(44,475)	8,500,338
Issuance of shares for purchase of Ontrack (Note 4(a))		—	—	150,018,453
Issuance of common stock, public offering, including over allotment shares (Note 14(b)		—	—	110,567,948
Shares to be issued January 2003 related to Zolfo Cooper acquisition (Note 4(b))		—	—	55,279,800
Stock-based compensation tax benefit		—	—	4,432,679
Other		—	—	(24)
Comprehensive income (loss):
Net income	$16,381,141	—	—	16,381,141
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, including $254,248 of tax provision	593,246	593,246	—	593,246

Comprehensive income	$16,974,387	—	—	—

BALANCE, December 31, 2002		$(3,951,698)	$(44,475)	$456,906,773

The accompanying notes to consolidated financial statements
are an integral part of these consolidated financial statements.

KROLL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 18)

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$16,381,141	$(21,386,846)	$(33,944,313)
Adjustments to reconcile net loss to net cash provided by (used in) continuing operations—
(Income) loss from discontinued operations	109,711	10,255,169	18,248,035
Depreciation and amortization	13,942,473	12,718,604	12,234,874
Bad debt expense	3,933,997	5,878,979	4,548,967
Loss on sale of business unit (Note 6)	101,543	544,461	—
Gain from issuance of subsidiary stock	—	—	(1,616,658)
Non-cash gain from investments	—	(143,596)	—
Loss on extinguishment of debt (Notes 10 and 11)	4,453,388	344,048	—
Non-cash interest expense	1,933,795	400,945	395,076
Loss on impaired assets	—	806,763	—
Non-cash compensation expense	—	337,043	508,531
Change in assets and liabilities, net of effects of acquisitions and dispositions—
Receivables—trade and unbilled	(3,550,965)	(8,227,254)	(16,145,329)
Prepaid expenses and other current assets	(2,139,204)	1,498,061	(1,095,394)
Trade accounts payable	50,160	(2,027,505)	10,758,696
Income taxes payable	5,493,358	14,537	1,015
Amounts due to/from related parties	(6,237,119)	(2,037,678)	(63,918)
Deferred income taxes	(3,452,627)	(567,136)	1,432,709
Deferred revenue	5,027,368	352,262	1,243,901
Accrued liabilities	(3,173,981)	3,379,840	(7,531,008)
Other long-term liabilities	(184,555)	1,247,102	(520,922)

Net cash provided by (used in) operating activities	32,688,483	3,387,799	(11,545,738)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,055,346)	(3,400,067)	(7,627,321)
Additions to databases	(4,721,207)	(4,392,719)	(4,397,602)
Additions to other intangible assets	(4,852,758)	(833,962)	—
Loss on the retirement of assets	(2,193,714)	(32,017)	—
Acquisitions, net of cash acquired (Note 4)	(72,898,619)	—	(470,000)
Sales of marketable securities, net	5,594,219	—	—
Purchase of investments	(354,631)	(84,397)	—

Net cash used in investing activities of continuing operations	(85,482,056)	(8,743,162)	(12,494,923)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving lines of credit	748,836	(36,649,502)	13,396,419
Borrowings from long-term debt	75,000,000	30,000,000	—
Payments of long-term debt	(75,797,073)	(35,325,754)	(1,590,243)
Proceeds from exercise of stock options and warrants	8,500,338	2,569,087	60,101
Proceeds from issuance of common stock	110,762,640	—	—
Proceeds from Employee Stock Purchase Plan contributions	996,141	—	—
Other	(1,411,173)	(2,291,772)	(316,366)

Net cash provided by (used in) financing activities of continuing operations	118,799,709	(41,697,941)	11,549,911

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	66,006,136	(47,053,304)	(12,490,750)
Effects of foreign currency exchange rates on cash and cash equivalents	(86,864)	(325,685)	(163,709)
Net cash provided by (used in) discontinued operations	(86,837)	52,586,266	9,139,385
CASH AND CASH EQUIVALENTS, beginning of year	11,484,734	6,277,457	9,792,531

CASH AND CASH EQUIVALENTS, end of year	$77,317,169	$11,484,734	$6,277,457

The accompanying notes to consolidated financial statements
are an integral part of these consolidated financial statements.

KROLL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2002, 2001 and 2000

(1)	Nature of Operations and Basis of Presentation

     Kroll Inc., together with its subsidiaries (collectively “Kroll”), is a leading global provider of complementary risk consulting services. Kroll assists businesses, governments and individuals throughout the world in preventing, mitigating and responding to risk through an integrated suite of services. Kroll’s five business groups enable Kroll to provide its clients with comprehensive, single source, risk consulting services. These five business groups are: (1) Consulting Services, which provides business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence and intellectual property and infringement investigations; (2) Corporate Advisory and Restructuring Services, which provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management and corporate finance services; (3) Technology Services, which provides electronic discovery, data recovery and computer forensics services, along with related software solutions; (4) Background Screening Services, which provides pre-employment and security background screening and substance abuse testing; and (5) Security Services, which provides security architecture and design, corporate security consulting, emergency management and environmental services as well as protective services, operations and training. The former Security Products and Services Group (“SPSG”) marketed ballistic and blast protected vehicles and security services (see Note 5 for a discussion of the discontinuance of SPSG and the Voice and Data Communications Group (“VDCG”)). The former Information Security Group offered information and computer security services, including network and system security review and repair (see Note 6(a) for a discussion of the preferred stock sale completed during fiscal 2000 by the Information Security Group subsidiary).

     The consolidated financial statements include the historical consolidated financial statements of Kroll, and the businesses it has acquired since their respective dates of acquisition, under the purchase method of accounting (see Note 4).

     On June 18, 2003, Kroll sold its video surveillance subsidiary, InPhoto Surveillance Inc. (“InPhoto”). In connection with this disposition, the account balances and activities of InPhoto were segregated and reported as a discontinued operation in the accompanying consolidated financial statements at December 31, 2002 and 2001 and for each of the years then ended. In addition, the assets and liabilities of InPhoto being reported as a discontinued operation were presented separately in the current asset and liability sections, respectively, of Kroll’s consolidated balance sheets at December 31, 2002 and 2001. The account balances and activities of InPhoto were not segregated and reported as a discontinued operation for the year ended December 31, 2000 due to the immateriality of InPhoto’s operations (See Note 5(a)).

     Losses on extinguishments of debt recognized during 2002 and 2001 previously included as an extraordinary item were reclassified to income from continuing operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (See Note 3).

     Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

(2)	Corporate Initiatives

     Kroll has considered a variety of corporate initiatives within the periods presented in the accompanying consolidated financial statements. Mergers and acquisitions are discussed in further detail in Note 4.

     On November 15, 1999, Kroll announced that it had entered into a definitive agreement with Blackstone Capital Partners III Merchant Banking Fund L. P. (“Blackstone”) pursuant to which Blackstone would acquire shares held by all Kroll shareholders, other than certain members of management, for $18.00 per share in cash. On April 12, 2000, Kroll announced that Blackstone had withdrawn its offer to acquire Kroll shares. Costs associated with the failed merger were $2.5 million for the year ended December 31, 2000, and consisted primarily of fees for attorneys, accountants, investment bankers, travel and other related charges.

     On April 18, 2000, Kroll announced it would explore structuring a transaction that would result in the separation of its two principal operating segments, SPSG and the Investigations and Intelligence Group, and it would seek an equity investment for its Information Security Group. In September 2000, the Board of Directors (“Board”) approved an agreement and plan of reorganization and dissolution of Kroll that would have resulted in the spinoff of net assets into two new public companies. Had the spinoff been completed, Kroll shareholders, other than members of management of the separated companies, would have owned shares in both companies. On April 20, 2001, the Board decided not to pursue this separation alternative. Costs associated with this proposed separation were approximately $0.6 million and $4.2 million for the years ended December 31, 2001 and 2000, respectively, and consisted primarily of fees for attorneys, accountants, investment bankers and other related charges.

     On April 20, 2001, in lieu of the proposed separation, the Board approved a definitive agreement to sell most of the active companies that comprise SPSG to Armor Holdings, Inc. (“Armor”). On August 22, 2001, Kroll completed the sale of SPSG to Armor for up to $55.7 million, consisting of $37.2 million in cash, $15.0 million in Armor common stock and $1.5 million placed in escrow, pending agreement on the closing date balance sheet audit. The purchase and sale agreement also provides for a potential deferred payment of up to $2.0 million by Armor to Kroll based on the achievement of a gross profit target by SPSG for the year ended December 31, 2001 (see Note 5(a)).

     On May 6, 2002, agreement was reached on SPSG’s closing date balance sheet, which resulted in a payment to Kroll of $1.1 million of the amount held in escrow. In conjunction with this escrow payment, Kroll forgave certain obligations, due to Kroll by Armor, of approximately $1.6 million, primarily relating to SPSG’s Central American operations. On May 15, 2002, Kroll received $0.6 million from Armor, representing the residual balance due from the sale of the $15.0 million in common stock (see Note 5(a)).

     In March, April and October, 2001, Kroll entered into amended and restated agreements for its revolving credit facility, letters of credit facility and its senior notes, which extended the date of repayment of all outstanding debt to November 16, 2001. On November 14, 2001, these debt instruments were retired using the proceeds from the issuance of the convertible notes discussed below (see Notes 10 and 11(a)).

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% Senior Secured Subordinated Convertible Notes due 2006. On November 14, 2001, Kroll issued $25.0 million of notes and issued an additional $5.0 million of notes on November 20, 2001. The notes mature November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. Kroll may redeem these convertible notes at par plus accrued interest in whole or in part beginning November 14, 2004 provided the note holders have been notified in writing 20 days in advance. The note holders may at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments. Barring early conversion by the noteholders or early redemption by Kroll, the average additional non-cash interest expense resulting from this discount amortization will be approximately $2.3 million or 7.6% per year on $30.0 million principal (see Note 11(b)).

     On September 5, 2002, the convertible notes agreement was amended to accommodate a new $100 million credit facility (see Notes 10, 11(b) and 11(c)). The amendment terminated the noteholders’ security interest in the assets of Kroll and its subsidiaries.

     On March 19, 2002, the Board of Directors approved the establishment of a Kroll Inc. Employee Stock Purchase Plan (“ESPP”), which allows participants to purchase shares of Kroll Inc. common stock at a 15% discount from the lesser of the stock’s Fair Market Value as of either the first or last day of the plan’s six month offering period. Employees contributed approximately $1.0 million to the first offering period, which began on July 1, 2002 and ended on December 31, 2002. The Board of Directors further authorized that 1,000,000 shares of Kroll’s common stock be reserved for issuance pursuant to the ESPP.

     On April 1, 2002, Kroll entered into an agreement to acquire all of the outstanding shares of Ontrack Data International, Inc. (“Ontrack”). The agreement provided that a wholly-owned subsidiary of Kroll would be merged into Ontrack, resulting in Ontrack becoming a wholly-owned subsidiary of Kroll. The acquisition was consummated effective June 13, 2002. The transaction, which qualifies as a tax-free reorganization for federal income tax purposes, is valued at approximately $154 million. Each share of outstanding Ontrack common stock was converted into 0.6447 of one share of Kroll’s common stock. In addition, pursuant to the acquisition agreement, Kroll assumed Ontrack’s existing stock option plans. As a result of the acquisition, Kroll has issued approximately 7.2 million shares of its common stock, including approximately 0.3 million shares issued upon the exercise of Ontrack options. As of December 31, 2002, an additional 0.7 million shares may be issued upon the future exercise of Ontrack options (see Note 4(a)).

     In May 2002, Kroll executed agreements to sell to local management its interest in its Russian armored car businesses that were not sold to Armor. Kroll received $150,000 upon closing and an additional $10,000 in both the third and fourth quarters. The agreements provide for Kroll to receive an additional $107,000 within one year of the closing date, plus $50,000 within two years of the closing date. Payments not received on the due date will accrue interest at 10% per annum. These transactions relieve Kroll of any liability associated with these Russian businesses (see Note 5(a)).

     On May 23, 2002, Kroll received $500,000 from Securify, representing payment of an unsecured short-term note, issued as part of the refinancing and restructuring of Securify’s debt (see Note 6(a)).

     On July 2, 2002, Kroll Inc., formerly an Ohio corporation, became a Delaware corporation pursuant to a merger in which the Ohio corporation merged into its wholly-owned Delaware subsidiary. In connection with the reincorporation in Delaware, Kroll Inc.’s authorized capital increased to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

     On September 5, 2002, Kroll acquired all of the equity interests of Zolfo Cooper, LLC (“Zolfo Cooper”), and certain of its related parties. At the closing, Kroll paid $100 million in cash and, on January 15, 2003, Kroll issued 2.9 million shares of its common stock, valued at approximately $55.3 million, to the former owners of Zolfo Cooper. The value of the 2.9 million shares of Kroll common stock issued for this acquisition was determined based on the average market price of Kroll stock for the five day period beginning two days before and ending two days after the terms of the acquisition were agreed to and announced. In addition, Kroll will issue to the former owners of Zolfo Cooper, as contingent consideration, 625,000 additional shares of common stock per year if Zolfo Cooper achieves certain operating profit levels over the next four years. Kroll also granted options to purchase 600,000 shares of Kroll common stock to Kroll Zolfo Cooper’s professional staff. The options were granted at the September 5, 2002 closing price of $18.37 and will vest over four years (see Note 4(b)).

     In October 2002, Kroll sold 6.3 million shares of its common stock in an underwritten public offering. The offering, which sold at a price of $18.75 per share, raised for Kroll approximately $110.6 million of net proceeds, including $0.2 million of accrued expenses (see Note 14(b)). Kroll repaid a $75.0 million term loan with Goldman Sachs Credit Partners L.P (“Goldman Sachs”) on October 18, 2002, using a portion of the proceeds received from the public offering (see Note 11(c)). The remaining proceeds were used for working capital to fund operations and other general company purposes. Kroll also recorded a loss of $2.7 million, $1.1 million of which was unamortized deferred financing fees associated with the $75.0 million term loan and $1.6 million of which resulted from a payment made to Palisades Concentrated Equity Partnership, L.P. (“Palisade”) to amend certain provisions of the 6% convertible notes in order to obtain the $75.0 million term loan.

     On March 6, 2003, Kroll executed agreements with Fleet National Bank (“Fleet”) providing a revolving credit facility of up to $25 million for a term of three years. Kroll’s obligations under the revolving credit facility are guaranteed by its domestic subsidiaries. The revolving credit facility is secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of Kroll’s material domestic subsidiaries and 65% of the stock of certain of the foreign subsidiaries of Kroll and its domestic subsidiaries (see Note 21).

(3)	Summary of Significant Accounting Policies

     (a)  Consolidation—The consolidated financial statements include the accounts of all majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for on the equity method and investments in less than 20% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying consolidated financial statements, and include entities that are directly or indirectly owned by current shareholders or former shareholders.

     Kroll has adopted income statement recognition as its accounting policy for recognizing any gains and losses on issuances of stock by its subsidiaries.

     (b)  Revenue Recognition—Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from standard hourly rate engagements is recognized as hours are incurred and revenue from standard daily rate arrangements is recognized at amounts represented by the agreed-upon billing amounts as incurred. Revenues related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenues and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Software revenue is recognized when shipped, with the exception of royalty-based product, where revenue is recognized as applicable royalty reports are received. Software revenue is stated net of estimated customer returns and allowances. Kroll recognizes contingent fees as earned upon satisfaction of all conditions to their payment.

     (c)  Cash and Cash Equivalents—Cash equivalents consist of all highly liquid investments with an initial maturity of three months or less at the date of purchase. Kroll invests excess cash primarily in money market funds. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     (d)  Concentrations of Credit Risk—Financial instruments that subject Kroll to credit risk consist principally of trade receivables. The number of clients that comprise Kroll’s client base, along with the different industries and geographic regions in which Kroll’s clients operate limits concentrations of credit risk with respect to accounts receivable. Kroll does not generally require collateral or other security to support client receivables, although Kroll does require retainers, up-front deposits or irrevocable letters-of-credit in some situations. Kroll has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Management does not anticipate incurring any significant losses on its trade receivables in excess of established allowances.

     (e)  Property, Plant and Equipment—Property, plant and equipment are stated at cost. As of December 31, 2002, depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets as follows:

Description	Useful Life

Buildings and improvements	10-31.5 years
Leasehold improvements	Life of lease
Furniture and fixtures	3-10 years
Machinery and equipment	1.5-10 years

     Depreciation of property, plant and equipment for the years ended December 31, 2002, 2001 and 2000 was $7,318,494, $5,674,939 and $5,468,460, respectively.

     (f)  Databases—Databases are capitalized costs incurred in obtaining information from third party providers. Kroll utilizes this information to create and maintain its proprietary and non-proprietary databases. Because of the continuing accessibility of the information and its usefulness to future investigative procedures, the cost of acquiring the information is capitalized and amortized over a five year period. Amortization of databases for the years ended December 31, 2002, 2001 and 2000 was $4,128,910, $4,009,731 and $3,572,148, respectively.

     (g)  Impairment of Long-Lived Assets—In June 2000, Kroll began to develop a contact and relationship management (“CRM”) database software program. Kroll had capitalized approximately $0.4 million in software and hardware costs along with an additional $0.4 million in consulting and related costs to prepare the database for its intended purpose. Kroll chose not to implement the CRM software program in 2001 and charged impairment of assets for the accumulated costs of approximately $0.8 million. No salvage value is considered to be realizable.

     Pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”, long-lived assets, certain identifiable intangibles and goodwill related to those assets must be reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified. In accordance with these standards, Kroll periodically reviews the carrying value of these assets by subsidiary acquired giving rise to the goodwill and other intangible assets for impairment. Impairments are recognized when the expected undiscounted future cash flows, including eventual disposition, are less than the carrying amount of the asset. Effective January 1, 2002, Kroll adopted SFAS No. 142 and SFAS No. 144 relating to the evaluation of long-lived assets. Based on its most recent analysis, Kroll believes no impairments exist at December 31, 2002 and 2001. It is possible, due to a change in circumstances, that carrying values could become impaired in the future. Such impairments could have a material effect on the results of operations in a particular reporting period.

     (h)  Costs in Excess of Assets Acquired—Costs in excess of assets acquired represents the excess of the purchase cost over the fair value of net assets acquired in purchase business combinations. Costs in excess of assets acquired, net of accumulated amortization, as of December 31, 2002 and 2001 were approximately $292,095,000 and $42,950,000, respectively. Prior to the implementation of SFAS No. 142, amortization was recorded on a straight-line basis over periods ranging from 12 to 40 years. Amortization of costs in excess of assets acquired for the years ended December 31, 2001 and 2000 was approximately $2,084,000 and $2,594,000, respectively. Effective January 1, 2002, in compliance with SFAS No. 142, assets with an indefinite life are no longer amortized but are reviewed for impairment on at least an annual basis. Kroll has conducted impairment tests of the goodwill recorded on its books as required by SFAS No. 142. These tests determined that Kroll’s recorded goodwill was not impaired as of January 1, 2002. As part of Kroll’s review of intangible assets under SFAS No. 142, certain assets were re-evaluated at year end. As a result of this review, Kroll determined that these assets were not impaired at December 31, 2002. Impairment tests will be conducted annually during the third quarter, or sooner if circumstances indicate an impairment may have taken place.

     (i)  Other Intangible Assets—Other intangible assets, comprised mainly of customer lists, internally-developed software and non-compete agreements, are amortized on a straight-line basis. Customer lists are amortized over periods ranging from five to fifteen years. In-house software systems, recorded as part of Kroll’s acquisition of Ontrack, are amortized over periods ranging from five to ten years. The non-compete agreements are amortized over the lives of the respective agreements, which range from three to fifteen years. Other intangible assets, net of accumulated amortization, as of December 31, 2002 and 2001 were approximately $25,195,000 and $6,183,000, respectively. Amortization of other intangible assets for the years ended December 31, 2002, 2001 and 2000 was approximately $2,495,000, $489,000 and $533,000, respectively.

     (j)  Foreign Currency Translation and Transactions—Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders’ equity.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions and are recorded within the statement of operations. Amounts receivable or payable in foreign currencies, other than the subsidiary’s local currency, are translated at the rates of exchange prevailing at the balance sheet date.

     (k)  Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (l)  Advertising—Kroll expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2002, 2001 and 2000 was approximately $2,146,000, $426,000 and $1,199,000, respectively.

     (m)  Research and Development—Expenditures for research and software development costs are expensed as incurred. Such costs related to the development of software products are required to be expensed until the point that technological feasibility and proven marketability of the product under development are established.

     (n)  Earnings Per Share—Pursuant to the provisions of SFAS No. 128 “Earnings Per Share”, basic earnings per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants and assumed issuance of restricted stock.

     The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000:

	Year Ended December 31, 2002

	Net Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

Basic earnings per share:
Income from continuing operations	$16,490,852		$0.56
Discontinued operations:
Loss from discontinued operations – InPhoto, net of taxes	(190,654)		—
Income from discontinued operations – SPSG, net of taxes	80,943		—

Net income	$16,381,141	29,448,531	$0.56

Effect of dilutive securities:
Options		1,093,611

Diluted earnings per share	$16,381,141	30,542,142	$0.54

	Year Ended December 31, 2001

	Net Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount

Basic and diluted loss per share:
Loss from continuing operations	$(11,131,677)		$(0.50)
Discontinued operations:
Income (loss) from discontinued operations – InPhoto, net of taxes	(603,052)		(0.02)
Loss from discontinued operations – SPSG, net of taxes	(7,540,658)		(0.34)
Loss from discontinued operations – VDCG, net of taxes	(2,111,459)		(0.09)

Net loss	$(21,386,846)	22,478,587	$(0.95)

	Year Ended December 31, 2000

	Net Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount

Basic and diluted loss per share:
Loss from continuing operations	$(15,696,278)		$(0.70)
Discontinued operations:
Loss from discontinued operations – SPSG, net of taxes	(10,010,770)		(0.45)
Loss from discontinued operations – VDCG, net of taxes	(8,237,265)		(0.37)

Net loss	$(33,944,313)	22,295,391	$(1.52)

     As a result of the net loss recorded in 2001 and 2000, basic and diluted loss per share are identical in those years, as all options and warrants are anti-dilutive.

     At December 31, 2002, 9,526 warrants and 1,679,581 options to purchase an equivalent amount of shares of common stock of Kroll at a range from $19.52 to $25.69 per warrant and a range from $20.17 to $22.19 per option were outstanding but were not included in the shares in the above tables because the warrants’ and options’ exercise prices were greater than the average market price of the common shares. Also excluded from the above table is the potential conversion of the $30.0 million Convertible Notes into 2,777,777 shares of Kroll common stock, as it was determined that such conversion would have an anti-dilutive effect on the earnings per share calculation.

     At December 31, 2001, 9,526 warrants and 707,439 options to purchase an equivalent amount of shares of common stock of Kroll at a range from $19.52 to $25.69 per warrant and a range from $9.00 to $30.75 per option were outstanding but were not included in the shares in the above tables because the warrants’ and options’ exercise price were greater than the average market price of the common shares.

     At December 31, 2000, 9,661 warrants and 1,304,866 options to purchase an equivalent amount of shares of common stock of Kroll at a range from $13.01 to $25.69 per warrant and a range from $9.00 to $28.54 per option were outstanding but were not included in the shares in the above tables because the warrants’ and options’ exercise price were greater than the average market price of the common shares.

     (o)  New Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”, which addresses financial accounting and reporting for business combinations. SFAS No. 141 requires all business combinations in the scope of the statement to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

     In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which established accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. The provisions of this statement became effective January 1, 2002, and accordingly, Kroll ceased amortizing goodwill and indefinite-lived intangible assets. In addition, Kroll has conducted impairment tests of the goodwill recorded on its books as required by SFAS No. 142. These tests determined that Kroll’s recorded goodwill is not impaired. Impairment tests will be conducted annually during the third quarter, or sooner if circumstances indicate an impairment may have taken place. Refer to Note 20 for the effect of implementation of SFAS No. 142.

     In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets. Kroll is required to implement SFAS No. 143 on January 1, 2003, and has not yet determined the impact that this statement will have on its consolidated results of operations or financial position.

     In August 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, which replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” and establishes accounting and reporting standards for long-lived assets to be disposed of by sale. This standard applies to all long-lived assets, including discontinued operations. SFAS No. 144 requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Kroll implemented SFAS No. 144 on January 1, 2002, and there was no material impact on its consolidated results of operations or financial position as a result of the implementation of this statement.

     In April 2002, the FASB issued SFAS No. 145. This statement eliminates the classification of gains or losses on the extinguishment of debt as an extraordinary item and requires that such gains or losses be evaluated for extraordinary classification under the criteria of Accounting Principal Board (“APB”) No. 30 “Reporting Results of Operations”. In addition, any extraordinary items in prior periods that do not meet the criteria of APB No. 30 will be required to be reclassified to continuing operations. This statement also requires sales-leaseback accounting for certain modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for Kroll for the year ending December 31, 2003. As discussed in Note 1, Kroll reclassified to continuing operations extraordinary items during 2002 and 2001 that did not meet the criteria of APB No. 30 for the years ended December 31, 2002 and 2001.

     In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an Amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used in reporting results. Kroll has adopted the additional disclosure requirements effective December 31, 2002 (see Note 3(p)).

     In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34” (“FIN No. 45”). FIN No. 45 requires that upon issuance of a guarantee, an entity must recognize a liability for the fair value of the obligation it assumes under that obligation. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For Kroll, the initial recognition and measurement provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. Kroll has adopted the additional disclosure provisions of FIN No. 45 effective December 31, 2002. Kroll is currently evaluating what impact, if any, the adoption of FIN No. 45 will have on its consolidated results of operations or financial position.

     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which addresses consolidation by business enterprises of variable interest entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans or receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. The objective of Interpretation No. 46 is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, a company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. Interpretation No. 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. Kroll does not expect the adoption of Interpretation No. 46 to have a material effect on its consolidated results of operations or financial position.

     (p)  Stock-Based Compensation—Kroll has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in APB Opinion 25 as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation.” APB Opinion 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS No. 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. SFAS No. 123 allows an entity to continue to measure compensation cost using the principles of APB Opinion 25 if certain pro forma disclosures are made.

     Under APB Opinion 25, no stock-based employee compensation cost relating to Kroll’s option plans is reflected in net income, as all options granted under its plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if Kroll had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Years Ended December 31,

Description	2002	2001	2000

Net income (loss) as reported:	$16,381,141	$(21,386,846)	$(33,944,313)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,061,210)	(3,476,781)	(3,388,632)

	Years Ended December 31,

Description	2002	2001	2000

Pro forma net income (loss)	$10,319,931	$(24,863,627)	$(37,332,945)

Earnings (loss) per share:
Basic-as reported	$0.56	$(0.95)	$(1.52)

Basic-pro forma	$0.35	$(1.11)	$(1.67)

Diluted-as reported	$0.54	$(0.95)	$(1.52)

Diluted-pro forma	$0.34	$(1.11)	$(1.67)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants:

	Years Ended December 31,

Description	2002	2001	2000

Dividend yield	—	—	—
Expected volatility	59.0%	74.0%	43.7%
Risk-free interest rate	3.0%	4.38%	6.14%-6.7%
Expected lives	5.0 years	5.0 years	7.5 years

     The 2,337,150 options granted by Kroll during 2002 have a weighted-average exercise price of $20.31, a weighted-average fair value of $10.73 and remaining contractual lives, on a weighted-average basis, of 9.5 years. The 2,222,000 options granted by Kroll during 2001 have a weighted-average exercise price of $7.39, a weighted-average fair value of $4.69 and remaining contractual lives, on a weighted-average basis, of 8.4 years. The 1,004,774 options granted by Kroll during 2000 have a weighted-average exercise price of $6.37, a weighted-average fair value of $3.73 and remaining contractual lives, on a weighted-average basis, of 7.4 years.

     (q)  Derivative Financial Instruments— SFAS No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities”, as amended, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS No. 133 effective January 1, 2001.

     Kroll utilized foreign currency exchange contracts during 2001 to hedge its exposure to movements in foreign currency exchange rates. Kroll accounted for those contracts as hedges and therefore the transition adjustment on January 1, 2001 was not material as the carrying value of those contracts prior to the adoption of SFAS No. 133 approximated their fair value at the adoption date. In November 2001, Kroll sold its four remaining foreign currency hedge contracts with notional amounts aggregating $3.2 million, resulting in a net gain of approximately $65,000. Kroll has not since utilized hedging or derivative instruments and does not hold or issue derivative financial instruments for trading purposes.

(4)	Mergers and Acquisitions

     Kroll has completed several business combinations in the periods presented. These transactions were accounted for as purchase business combinations, whereby the results of operations of the acquired businesses are included in the consolidated financial statements from the respective dates of acquisition. In addition, several acquisitions were consummated during 2003 (See Note 21).

     (a)  Ontrack Acquisition – On April 1, 2002, Kroll entered into an agreement to acquire all of the outstanding shares of Ontrack. The agreement provided that a wholly-owned subsidiary of Kroll would merge into Ontrack, resulting in Ontrack becoming a wholly-owned subsidiary of Kroll. The acquisition was consummated effective June 13, 2002. Ontrack provides electronic discovery, data recovery and computer forensics services, along with related software solutions, and its results of operations have been included in the consolidated financial statements within the Technology Services Segment since the acquisition date. As a result of this acquisition, Kroll expects to be in a leadership position in the growing data recovery and electronic discovery markets. Ontrack’s services and expertise also complement Kroll’s current offerings in security and technology services. The transaction is valued at approximately $154 million, and qualifies as a tax-free reorganization. Accordingly, the goodwill recorded in this acquisition is not deductible for federal income tax purposes. Ontrack shareholders received 0.6447 shares of Kroll common stock for each share of Ontrack. The value of the 6.9 million shares of Kroll common stock issued for this acquisition was determined based on the average market price of Kroll stock for the five day period beginning two days before and ending two days after the terms of the acquisition were agreed to and announced. In addition, pursuant to the acquisition agreement, Kroll assumed Ontrack’s existing stock option plans. As a result of the acquisition, Kroll has issued approximately 7.2 million shares of its common stock, including approximately 0.3 million shares issued on the exercise of Ontrack options. At December 31, 2002, an additional 0.7 million shares may be issued upon the future exercise of Ontrack options.

     In connection with the acquisition with Ontrack, assets were acquired and liabilities assumed as follows (dollars in thousands):

Ontrack

VALUATION OF ONTRACK TRANSACTION:
Value of shares issued	$137,706
Value of options assumed	12,313
Transaction costs	3,722

Purchase price	153,741

ASSETS ACQUIRED:
Current assets	44,331
Property, plant and equipment, net	9,451
Other non-current assets	2,922

Total assets acquired	56,704
Current liabilities assumed	(4,468)

Net assets acquired	52,236

Intangible assets acquired	$101,505

INTANGIBLE ASSETS:
Identifiable intangible assets – gross (useful lives 5-10 years)	$12,280
Less: applicable deferred tax liability	(4,728)

Identifiable intangible assets – net	7,552
Goodwill recognized	93,953

Intangible assets acquired	$101,505

     (b)  Zolfo Cooper Acquisition – On September 5, 2002, Kroll acquired all of the equity interests of Zolfo Cooper, and certain of its related entities. At the closing, Kroll paid $100 million in cash and, on January 15, 2003, Kroll issued 2.9 million shares of its common stock, valued at approximately $55.3 million, to the former owners of Zolfo Cooper. The value of the 2.9 million shares of Kroll common stock issued for this acquisition was determined based on the average market price of Kroll stock for the five day period beginning two days before and ending two days after the terms of the acquisition were agreed to and announced. These shares appear on the December 31, 2002 consolidated balance sheet under the caption “Common share to be issued for acquisition”. In addition, Kroll will issue to the former owners of Zolfo Cooper, as contingent consideration, 625,000 additional shares of common stock per year, if Zolfo Cooper achieves operating profit levels of $30 million, $31 million, $32 million and $33 million in 2003, 2004, 2005 and 2006, respectively. To the extent Zolfo Cooper’s operating profit exceeds the targeted level for a particular year, 100% of the excess will be credited to the previous year’s operating profit to determine if a contingent payment should have been made in that year. Additionally, 50% of the remaining excess, up to $5 million, will be credited to the following year’s operating profit to determine if a contingency consideration payment is payable. All of the contingent consideration is payable in full if Kroll undergoes a change of control or if the employment of any one of the three former principal owners of Zolfo Cooper is terminated without cause. Kroll also granted options to purchase 600,000 shares of Kroll common stock to Kroll Zolfo Cooper’s professional staff. The options were granted at the September 5, 2002 closing price of $18.37 and will vest over four years.

     In connection with the acquisition, the three former principal owners and other senior professionals of Zolfo Cooper entered into employment agreements to serve as executives of Kroll Zolfo

Cooper following the acquisition. The employment agreements expire December 31, 2006 and include customary non-compete and non-solicitation provisions that remain in effect during the terms of the employment agreements and for one year thereafter, unless the employee is terminated without cause prior to January 1, 2005. Kroll has also agreed to pay an entity controlled by the former principal owners of Zolfo Cooper for the cost of operating for business purposes an airplane owned by the entity, up to a total of $2 million per year. To the extent the airplane is used in connection with a client engagement, the client may reimburse Kroll. The costs to operate the airplane for the period ended December 31, 2002 were $0.7 million, of which $0.1 million was reimbursed to Kroll.

     Zolfo Cooper provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management and corporate finance services, and its results of operations have been included in the consolidated financial statements, within the Corporate Advisory and Restructuring Services Segment, since September 1, 2002. Kroll believes that Zolfo Cooper is one of the premier firms in the corporate restructuring and turnaround business in North America. As a result of this acquisition, Kroll, in concert with its European restructuring business, will be able to act as a single source provider on an international level for the increasing number of large scale cross-border U.S. based bankruptcies and restructurings.

     Kroll recorded approximately $153.1 million of goodwill related to this acquisition. This goodwill can be amortized and deducted for federal income tax purposes.

     In connection with the acquisition of Zolfo Cooper, assets were acquired and liabilities assumed as follows (dollars in thousands):

Zolfo Cooper

VALUATION OF ZOLFO COOPER TRANSACTION:
Cash	$100,000
Common stock issuable	55,280
Transaction costs	3,518

Purchase price	158,798

ASSETS ACQUIRED:
Current assets	15,199
Property, plant and equipment, net	652
Other non-current assets	43

Total assets acquired	15,894
Current liabilities assumed	(15,242)

Net assets acquired	652

Intangible assets acquired	$158,146

INTANGIBLE ASSETS:
Goodwill recognized	$153,146
Identifiable intangible assets (useful life 5 years)	5,000

Intangible assets acquired	$158,146

     Kroll is in the process of obtaining third party valuations of certain intangible assets; thus, the allocation of the purchase price is subject to refinement.

     (c)  Crucible Acquisition – On July 3, 2002, Kroll acquired Crucible Inc., a privately held company which provides elite training and protective services. Kroll paid $1.0 million upon closing and the purchase agreement provides for an additional $1.0 million to be paid in equal annual installments over the next four years, with the first payment due July 3, 2003. At December 31, 2002, $750,000 has been included in other long term liabilities and $250,000 has been included in accrued liabilities on the balance sheet.

     (d)  2001 Acquisitions – There were no acquisitions in 2001.

     (e)  2000 Acquisitions – During 2000, Kroll completed two acquisitions. The aggregate purchase price of these acquisitions amounted to approximately $1.3 million and consisted of $0.7 million in cash and notes payable of $0.6 million to the former owners of the businesses. The resulting goodwill from these transactions was being amortized over 25 years. Effective January 1, 2002, goodwill relating to these acquisitions is no longer amortized, pursuant to SFAS No. 142.

     In 2000, Kroll recorded a charge to operating expenses of approximately $0.4 million ($0.02 per diluted share) for merger integration related costs. These costs relate primarily to mergers and acquisitions completed in 1999.

     (f) Unaudited Pro Forma Financial Data

     The following unaudited pro forma combined results of operations are for the years ended December 31, 2002 and 2001. The left columns of data assumes that the Ontrack acquisition occurred as of January 1, 2002, while the right columns of data assumes that the Ontrack and Zolfo Cooper acquisitions occurred as of January 1, 2001. Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the Ontrack and Zolfo Cooper acquisitions had been consummated on January 1, 2002 or January 1, 2001 (in thousands, except per share data):

	For the Year Ended		For the Year Ended
	December 31, 2002		December 31, 2001

		Kroll/		Kroll/
		Ontrack/		Ontrack/
	Kroll/	Zolfo	Kroll/	Zolfo
	Ontrack	Cooper	Ontrack	Cooper

Sales	$309,266	$352,295	$256,905	$316,146
Income (loss) from continuing operations	$18,111	$32,793	$(12,106)	$4,563
Net income (loss)	$18,001	$32,683	$(22,361)	$(5,692)
Earnings (loss) per share:
Basic	$0.57	$0.95	$(0.76)	$(0.15)
Diluted	$0.55	$0.92	$(0.76)	$(0.15)

(5)	Discontinued Operations

     (a)  On June 18, 2003, Kroll sold its video surveillance subsidiary, InPhoto, for $850,000 in cash. In connection with this disposition, Kroll wrote off $7.5 million of related goodwill. As previously discussed, the account balances and activities of InPhoto were segregated and reported as a discontinued operation in the accompanying Consolidated Financial Statements at December 31, 2002 and 2001 and for each of the years then ended. The account balances and activities of InPhoto were not segregated and reported as a discontinued operation for the year ended December 31, 2000 due to the immateriality of InPhoto’s operations. InPhoto, which was part of Kroll’s Background Screening Services segment, provided surveillance services primarily to the insurance industry.

     Summarized Statement of Income data for InPhoto consisted of (in thousands):

	Years Ended
	December 31,

	2002	2001

Net sales	$6,299	$6,819

Income (loss) before provision for income tax	$(272)	$(603)
Provision for income tax	81	—

Income (loss) from discontinued operations, net of tax	$(191)	$(603)

     Summarized Balance Sheet data for InPhoto as of December 31, 2002 and 2001 consisted of (in thousands):

	As of December,

	2002	2001

Assets of discontinued operations:
Current assets	$1,171	$1,468
Property and equipment, net	225	533
Goodwill, net	7,487	7,487
Other assets	516	563

Total assets of discontinued operations	$9,399	$10,051

Liabilities of discontinued operations:
Current liabilities	$823	$841
Other liabilities	34	142

Total liabilities of discontinued operations	$857	$983

     (b)  Security Products and Services Group—On April 20, 2001, the Board approved a definitive agreement to sell the common stock of most of the active companies that comprise SPSG to Armor. The results of operations have been classified as discontinued and all prior periods have been restated accordingly. The results of the discontinued SPSG reflect an allocation of Kroll’s administrative costs attributable to SPSG and, to the extent that such identification was not practicable, on the basis of SPSG’s sales as a percentage of Kroll’s sales. The results of the discontinued SPSG also reflect an allocation of corporate interest expense based on Kroll’s weighted average interest rate applied to intercompany advances. The sale did not include the subsidiaries that provide kidnap and ransom and risk information services, which Kroll continues to operate. Also excluded from the sale was the Russian business although it was included in SPSG discontinued operations, as further described below.

     On August 22, 2001, Kroll completed the sale of SPSG to Armor for up to $55.7 million, consisting of $37.2 million in cash, $15.0 million in common stock and an additional $1.5 million placed in escrow, pending agreement on the closing date balance sheet audit. The purchase and sale agreement also provides for a potential deferred payment of up to $2.0 million by Armor to Kroll based on the achievement of a gross profit target by SPSG for the year ended December 31, 2001. In September 2001, Kroll converted approximately $14.4 million of Armor common stock to cash.

     For the year ended December 31, 2001, Kroll recorded a loss of approximately $0.3 million on the sale of the discontinued SPSG. Additionally, as a result of the reversal of foreign currency translation, an increase of $4.1 million was recorded in equity for the gain in accumulated other comprehensive loss, net of tax. As a result, the net increase to equity for the disposal of SPSG was approximately $3.8 million.

     On May 6, 2002, agreement was reached on SPSG’s closing balance sheet, which resulted in a payment to Kroll of $1.1 million of the amount held in escrow. In conjunction with the escrow payment, Kroll forgave certain obligations due to Kroll by Armor of approximately $1.6 million primarily relating to SPSG’s Central American operations. On May 15, 2002, Kroll received $0.6 million from Armor, representing the residual balance due from the sale of the $15.0 million in Armor common stock.

     Kroll has not included any impact of the potential $2.0 million deferred payment by Armor to Kroll in determining the estimated loss on the sale of SPSG.

     Although Kroll’s Russian business was not sold to Armor, the Russian business was part of the plan to discontinue SPSG and, therefore, has been included in discontinued operations of SPSG. In May 2002, Kroll executed agreements to sell to local management its interest in its Russian armored car businesses. Kroll received $150,000 upon closing and an additional $10,000 in both the third and fourth quarters of 2002. The agreements provide for Kroll to receive an additional $107,000 within one year of the closing date, plus $50,000 within two years of the closing date. Payments not received on the due date will accrue interest at 10% per annum.

     As a result of the 2002 transactions, Kroll recorded a gain of approximately $0.1 million on the sale of the discontinued SPSG.

     Net sales and results of operations from SPSG were as follows:

	Period Ended	Year Ended
	August 22,	December 31,
	2001	2000

	(dollars in thousands)
Net sales	$79,359	$104,992
Cost of sales	67,477	86,127

Gross profit	11,882	18,865
Operating expenses	15,680	24,383

Operating loss	(3,798)	(5,518)
Other expense	(3,050)	(4,218)

Loss before provision for income taxes	(6,848)	(9,736)
Provision for income taxes	379	275

Net loss	$(7,227)	$(10,011)

     Summarized Balance Sheet data for SPSG as of December 31, 2001 consisted of (in thousands):

As of December 31,
2001

Assets of discontinued operations:
Current assets	$624
Property and equipment, net	679
Goodwill, net	1,699
Other assets	115

Total assets of discontinued operations	$3,117

Liabilities of discontinued operations:
Current liabilities	$3,620

Total liabilities of discontinued operations	$3,620

     (c)  Voice and Data Communications Group—On April 16, 2001, the Board of Directors approved a formal plan to discontinue operations of VDCG, which offered secure satellite communication equipment and satellite navigation systems. Kroll has divested itself of the operations of this segment.

     The results of operations of VDCG have been classified as discontinued operations and all prior periods have been restated accordingly. The results of VDCG reflect an allocation of interest expense based on VDCG’s average net assets. The tax effects of the results of operations of VDCG were not significant for the periods presented.

     The fiscal 2000 estimated loss on disposal of $5.0 million ($0.23 per diluted share) included the estimated future results of operations through the date of sale. Major components of the estimated loss on disposal included a writedown of related goodwill and other asset balances of $4.2 million and estimated severance, operating and shutdown costs of $0.8 million. The loss on disposal calculation included $0.2 million of allocated interest expense.

     On June 27, 2001, Kroll sold its ownership in the stock of VDCG to an unrelated third party for notes that are due and payable in 2004 with a contingent value of up to $4.0 million. Originally, Kroll valued these notes at $1.8 million because the realization of the full value of these notes was contingent upon certain factors, including the subsequent sale of VDCG by the purchaser. Since this valuation approximated the net assets of VDCG at the date of the sale, no gain or loss was recognized. Later in 2001, Kroll re-evaluated the collectibility of the notes and determined that the ultimate resale of VDCG and collection on the notes was uncertain. As a result, the notes were written down to zero and an additional $2.0 million loss on the sale of VDCG was recorded in 2001.

     Net sales and results of operations from this discontinued operation were as follows:

	Period Ended	Year Ended
	June 27,	December 31,
	2001	2000

	(dollars in thousands)
Net sales	$3,134	$16,852
Interest expense allocation	$60	$239
Net loss from discontinued VDCG operations	$(104)	$(3,200)
Net loss on disposal	$(2,008)	$(5,037)

(6)	Sale of Subsidiaries

     (a)  Sale of Stock by Information Security Group—In October 2000, Kroll’s then wholly-owned subsidiary, Securify Inc. (“Securify”), completed the sale of preferred shares through a private equity offering to certain unrelated third parties. Under the terms of the stock purchase agreement, Securify issued approximately 49.2 million shares of Series A Convertible Preferred Stock, valued at $0.68 per share, for total gross proceeds of approximately $33.5 million. These preferred shares are convertible into an equivalent number of shares of Securify’s common stock. Kroll recognized a pre-tax gain on this transaction of approximately $1.6 million. The tax effects of this transaction approximate $2.1 million, resulting in a loss, net of tax, of $0.5 million. The tax effects of this transaction include net operating loss carry forwards and other deferred tax assets that would not remain with Kroll. As a result of this transaction, as of December 31, 2000, Kroll’s voting control in Securify approximated 27 percent and the investment in Securify, previously consolidated, was then accounted for using the equity method.

     As of December 31, 2001, Kroll had an amount receivable from Securify, totaling approximately $5.4 million, which was fully reserved, that is subject to an unsecured promissory note agreement with repayment terms scheduled over a five-year period. Kroll would recognize income in the period that repayments were received pursuant to the promissory note agreement. Kroll did not have any carrying value for its investment as of December 31, 2001. Securify had realized continuing losses since October 2000. Since Kroll had not provided any guarantees and was not committed to provide any future funding to Securify, it had not recorded its equity share of Securify losses.

     In January and May 2002, Securify obtained additional equity financing, which resulted in the restructuring of Securify’s existing debt with Kroll. The net impact of these transactions has left Kroll with the following in lieu of the Series A Convertible Stock and the promissory note discussed above, both of which were cancelled:

     (1)  Securify paid Kroll $500,000 in May 2002, which was recorded in “Other Income”,

     (2)  131,854 shares of Securify common stock,

     (3)  $250,000 of Securify Series B Preferred Stock, and

     (4)  A non-exclusive license to use proprietary software developed by Securify.

     As a result of the additional financing obtained by Securify, Kroll’s voting interest in Securify was reduced to approximately 1%. Accordingly, Securify, formerly accounted for under the equity method, is now accounted for as a cost basis investment, which Kroll has valued at zero.

     (b)  Sale of Decision Resources, Inc.—On September 10, 2001, Kroll sold Decision Resources, Inc. (“DRI”) to the former owner. As payment, the former owner forgave Kroll’s notes payable of $0.2 million and agreed to pay Kroll $0.1 million. The notes payable that were forgiven were the unpaid portion of the original purchase price. In 2001, Kroll recognized a provisional loss, on the sale of its business unit of approximately $0.5 million. In 2002, Kroll recorded an additional loss of approximately $0.1 million, representing the write off of a note receivable, which was a portion of the original purchase price.

(7)	Balance Sheet Accounts

     (a)  Trade Accounts Receivable—Kroll had outstanding net trade receivables in the amount of $48,661,120 and $36,497,851 at December 31, 2002 and 2001, respectively.

     The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

		Additional
	Balance	Charges	Write-offs,	Balance
	Beginning of	to Costs and	Deductions	End of
	Period	Expenses	And Other	Period

Year ended December 31, 2002	$6,627,766	$3,934,343	$(3,687,237)	$6,874,872
Year ended December 31, 2001	$4,041,175	$5,878,979	$(3,292,388)	$6,627,766
Year ended December 31, 2000	$2,510,237	$4,548,967	$(3,018,029)	$4,041,175

     (b)  Other Long-Term Assets—Other long-term assets are stated at cost less accumulated amortization and are being amortized on a straight line basis over their estimated useful lives, as applicable. Other long-term assets consist of the following:

		As of December 31,
	Useful Life
Description	(Years)	2002	2001

Security deposits	—	$1,010,504	$537,635
Long-term receivable	—	—	1,701,399
Non-refundable deposit on an equipment lease with a related party	7.5	133,185	223,057
Deferred financing fees, net of accumulated amortization of $226,886 and $48,316 in 2002 and 2001, respectively	3-5	1,213,084	526,319
Receivable from sale of Russian business	—	50,000	—
Investments [1]	—	2,485,033	1,158,429
Other long-term assets	—	302,021	53,416

Total		$5,193,827	$4,200,255

[1]	Includes an investment in 2002 in iJet Travel Intelligence Inc. of approximately $1.5 million of iJet Series B Preferred Stock and iJet warrants, resulting in a primary ownership of approximately 13%. This investment is being accounted for using the cost method for recording investments.

     (c)  Other Accrued Liabilities—Other accrued liabilities consist of the following:

	As of December 31,

Description	2002	2001

Accrued professional fees	$990,454	$1,265,768
Property, sales and other taxes payable	1,345,430	1,873,344
Accrued medical costs	475,083	371,253
Accrued interest	240,000	258,043
Accrued payments to former owners of acquired businesses	898,411	855,511
Accrued restructuring costs	445,081	998,090
Accrued facility shutdown	505,852	—
Accrued office relocation	981,970	—
Accrued leasehold renovation reserve	929,680	706,735
Other accruals	4,061,665	2,440,144

Total other accrued liabilities	$10,873,626	$8,768,888

     (d)  Restructuring of Operations—In the first quarter of 1999, Kroll began implementation of a restructuring plan (“the 1999 Plan”) to reduce costs and improve operating efficiencies. The 1999 Plan was substantially completed by the end of the second quarter of 1999. The total pre-tax restructuring charge recorded pursuant to the 1999 Plan was approximately $4.1 million. Total payments or writeoffs made pursuant to the 1999 Plan through December 31, 2002 were $4.0 million, all of which were expensed in 1999. Kroll does not expect to incur any other significant restructuring charges in future periods related to the 1999 Plan. The principal elements of the restructuring plan were the closure of two Investigations and Intelligence Group offices and the elimination of approximately 82 employees. The remaining components of the restructuring charge, including accrued balances in the amount of $67,473 as of December 31, 2002, represent lease termination costs, which are expected to be fully completed by December 31, 2003.

     In the second quarter of 2001, Kroll began implementation of a restructuring plan (“the 2001 Plan”) to reduce costs and improve operating efficiencies. The 2001 Plan was substantially completed by the end of 2001. Total payments or writeoffs made pursuant to the 2001 Plan through December 31, 2002 were $2.3 million, all of which were expensed in 2001. Kroll does not expect to incur any other significant restructuring charges in future periods related to the 2001 Plan. The principal elements of the restructuring plan were the closure of four offices and the elimination of approximately 98 employees. The components of the restructuring charge including accrued balances as of December 31, 2002 are as follows:

Description	Expense	Accrual

Severance and related costs	$1,965,072	$107,723
Writedown of property, plant and equipment	158,867	—
Lease termination costs	602,300	269,885

	$2,726,239	377,608

Less—Current portion		377,608

		$—

(8)	Income Taxes

     Kroll accounts for income taxes under the liability method pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted income tax rates.

     Kroll’s provision for income taxes on income (loss) is summarized as follows:

	Years Ended December 31,

Description	2002	2001	2000

Current:
Federal	$3,105,330	$—	$(2,065,160)
State and local	1,438,563	542,436	1,216,733
Foreign	3,859,233	2,243,691	2,062,676

	8,403,126	2,786,127	1,214,249

Deferred:
Federal	(1,225,113)	(210,408)	694,601
State and local	(110,505)	7,960	122,924
Foreign	—	(374,941)	345,121

	(1,335,618)	(577,389)	1,162,646

Provision for income taxes	$7,067,508	$2,208,738	$2,376,895

     Reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:

	Years Ended December 31,

	2002		2001		2000

Description	Amount	Rate	Amount	Rate	Amount	Rate

Provision (benefit) for income taxes at the federal statutory rate	$8,245,426	35.0%	$(3,033,799)	34.0%	$(4,528,590)	34.0%
State and local income taxes, net of federal benefit	1,106,321	4.7	461,670	(5.2)	982,021	(7.4)
Nondeductible expenses	596,993	2.5	418,493	(4.7)	2,693,242	(20.2)
Change in valuation allowance	(5,496,566)	(23.3)	3,578,817	(40.1)	137,952	(1.0)
Tax attributes associated with Securify	—	—	—	—	2,068,000	(15.5)
Effect of foreign (income) loss	2,452,387	10.4	1,111,772	(12.5)	892,022	(6.7)
Other	162,947	0.7	(328,215)	3.8	132,248	(1.0)

Provision for income taxes	$7,067,508	30.0%	$2,208,738	(24.7)%	$2,376,895	(17.8)%

     The components of Kroll’s consolidated deferred income tax assets and liabilities are summarized below:

	As of December 31,

Description	2002	2001

Deferred tax assets:
Allowance for doubtful accounts	$2,037,210	$1,726,002
Net operating loss carryforwards	—	5,466,120
Payroll and other benefits	1,422,286	1,860,217
Restructuring	363,254	912,267
Other accruals	3,169,224	1,036,986
Other foreign	1,067,342	—

	8,059,316	11,001,592
Valuation allowance	—	(5,496,566)

Net deferred tax assets	8,059,316	5,505,026

Deferred tax liabilities:
Depreciation and amortization	(1,918,981)	(438,369)
Nonaccrual service fee receivable	(206,970)	(241,189)
Deferred revenue	(1,368,176)	(2,769,249)
Database capitalization	(3,111,712)	(3,372,954)
Other	(1,507,125)	(964,867)

	(8,112,964)	(7,786,628)

Net deferred tax liability	$(53,648)	$(2,281,602)

     Kroll had certain foreign and domestic net operating loss carryforwards, which approximated $16.1 million at December 31, 2001, and were available to offset 2002’s taxable income. At December 31, 2002, Kroll had no net operating loss carryforward. A valuation allowance for all existing domestic and foreign loss carryforwards as of January 1, 2002 was $5,496,566. The net change in the total valuation allowance for the year ended December 31, 2002 was a decrease of $5,496,566.

(9)	Related Party Transactions

     (a)  Summary of Related Party Transactions—The following summarizes transactions with related parties:

	Years Ended December 31,

Description	2002	2001	2000

Sales:
to Shareholder	$2,780,144	$5,120,559	$5,776,344
to affiliated entities	$808,999	$—	$26,248
Purchases:
From Shareholder	$906,911	$386,058	$286,589
From affiliated entities	$—	$—	$1,045,222
Lease expense to affiliated entities	$624,144	$554,603	$335,992
Legal services expense to law firm of a Board member	$2,453,415	$1,321,659	$1,719,862
Payment to related party for operation of airplane for business purposes (see Note 4(b))	$605,142	$—	$—

	As of December 31,

Description	2002	2001

Amounts receivable from an officer	$50,017	$494,935
Trade accounts receivable due from shareholder	$670,176	$1,921,930
Trade accounts payable due to affiliate	$—	$—

     (b)  Sales-Shareholder—During the years ended December 31, 2002, 2001 and 2000, the continuing operations of Kroll rendered services to American International Group, Inc. and its subsidiaries (“AIG”) which is also a shareholder of Kroll. Total revenue recognized for the years ended December 31, 2002, 2001 and 2000 was $2,780,144, $5,120,559 and $5,776,344, respectively. Additionally, AIG provides certain services to the continuing operations of Kroll, which have been included in cost of sales and operating expenses in the accompanying consolidated statements of operations. These costs were approximately $906,911, $386,058 and $286,589 for the years ended December 31, 2002, 2001 and 2000, respectively. The year-end accounts receivable balance from AIG was approximately $670,176 and $1,921,930 at December 31, 2002 and 2001, respectively.

     (c)  Building and Equipment Leases—Affiliated Entities—Effective June 1, 1998, Kroll reached an agreement to terminate the corporate aircraft lease which originated in February 1995 with an affiliated entity. The terms of the aircraft lease addendum provide Kroll with a future hourly discount from the normal commercial hourly rate in order to amortize the remaining portion of existing lease deposits from the original aircraft lease. Rental expense, including amortization recognized, approximated $90,000 in each of the years ended December 31, 2002, 2001 and 2000. As of December 31, 2002, 2001 and 2000, Kroll had $133,185, $223,057 and $312,929, respectively, in unamortized lease deposits with this affiliated entity.

     Kroll is also currently leasing various equipment and office space from several affiliated entities under various five year and month-to-month lease agreements. Rental expense, net of sub-lease income, approximated $534,000, $465,000 and $246,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     (d)  During 2002, 2001 and 2000, an officer of Kroll agreed to reimburse Kroll for a portion of general and administrative expenses, including outside professional fees, office rent and travel expenses, which were incurred on his behalf. Amounts due to Kroll at December 31, 2002 and 2001 pursuant to this agreement were $50,017 and $494,935 respectively.

(10)	Revolving Line of Credit

     In April 2001, Kroll entered into an amended and restated loan agreement to provide for a revolving credit facility that initially amounted to $40.0 million. The loan agreement was secured by substantially all assets of Kroll and its subsidiaries, and a pledge of the stock of essentially all Kroll’s subsidiaries, all of which jointly and severally guaranteed obligations under the agreement. The assets and the joint and several guarantee also secured Kroll’s $35.0 million senior notes. Advances under the revolving credit facility bore interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% times the number of 30-day periods which expired since April 20, 2001 (or, if less, the highest rate allowed by law). Kroll’s agreement to sell the entities that comprise the Security Products and Services Group discussed in Note 5(a) caused an acceleration of all amounts due under the loan agreement 60 days after the closing of the sale, resulting in the expiration of the agreement on October 22, 2001, which was then extended to November 16, 2001. Kroll used approximately $28.2 million of the proceeds from the sale of SPSG to pay down this line of credit during the third quarter of 2001. The remaining balance under this agreement was subsequently repaid on November 14, 2001, thus terminating the agreement.

     Anticipating the sale of SPSG, Kroll endeavored to obtain approximately $45.0 million of financing but did not reach an acceptable agreement. As a result, pursuit of this alternative was terminated. Kroll’s direct expense of $1.0 million, including commitment and due diligence fees and the cost of extending the then-existing bank loan, was written off as failed financing costs in 2001.

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation (“Foothill”) to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. During the term of the credit facility, Kroll paid Foothill a fee equal to 0.375% per annum of the unused portion of the credit facility. The credit facility agreement required Kroll to maintain a minimum level of earnings before interest, taxes, depreciation and amortization (“EBITDA”), and contained restrictions on the incurrence of additional debt, the creation of any liens on any of Kroll’s assets, certain acquisitions, distributions to certain subsidiaries and other affirmative and negative covenants customarily contained in debt agreements of this type. The credit facility was secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of certain of Kroll’s subsidiaries.

     On September 5, 2002, Kroll amended and ultimately terminated the $15 million revolving credit facility agreement. The remaining unamortized deferred financing costs associated with the facility in the amount of $0.5 million was written off. Such loss is reflected in Other income (expense) in the Consolidated Statement of Operations. No borrowings were made under the terminated $15 million credit agreement. Concurrently, Kroll entered into a new $100 million credit facility with Goldman Sachs that included a $25 million revolving credit facility (see Note 11 (c)).

     The $25 million revolving credit facility was subject to borrowing base limitations and had a three year term. The available borrowing amount was calculated based on an analysis of Kroll’s accounts receivable as of the month end preceding the borrowing date. Borrowings under the revolving credit facility bore interest, at Kroll’s election, at a rate per annum equal to the base rate plus applicable margin or the Eurodollar rate plus applicable margin. The applicable margin was determined by the leverage ratio, calculated as of the last day of any fiscal quarter as the ratio of consolidated total debt as of that day to adjusted EBITDA for the four fiscal quarters ending on such date.

     The Goldman Sachs credit facility required Kroll to comply with certain customary restrictive covenants, including maintaining certain ratios such as EBITDA to fixed charges and EBITDA to debt, and limiting capital expenditures, additional indebtedness and dividends.

     The Goldman Sachs credit facility required Kroll to pay a fee equal to 0.75% per annum of the unused revolving credit facility. Upon the repayment of the term loan in October 2002, this fee was reduced to 0.375% per annum (see Note 11(c)). Through December 31, 2002, Kroll did not borrow any funds under the revolving credit facility. The revolving credit facility was secured by a lien on substantially all of Kroll’s assets and those of most of Kroll’s domestic subsidiaries. On March 6, 2003, Kroll obtained new financing and terminated the above revolving credit facility and will write off approximately $0.2 million of unamortized deferred financing costs as a one time charge to operating expenses in the first quarter of 2003 (see Note 21(a)).

     Effective June 3, 1999, with the acquisition of Buchler Phillips, Kroll acquired a demand note with maximum borrowings of 2.5 million pounds sterling. The demand note bears interest at the Bank of England’s base rate plus 1.5%. At December 31, 2002, the interest rate was 5.5%. In March 2002, maximum borrowings permitted under the demand note were increased from 2.5 million pounds sterling to 4.4 million pounds sterling, or $7.1 million as translated at December 31, 2002. Borrowings outstanding under this demand note were approximately $3.8 million and $2.6 million, as translated at December 31, 2002 and 2001, respectively.

(11)	Long-Term Debt

     The components of long-term debt are as follows:

	As of December 31,

Description	2002	2001

Convertible Notes, interest at 6.0%, net of discount of $9,598,522 and $11,199,674 in 2002 and 2001, respectively	$20,401,478	$18,800,326
Notes payable to former shareholders of acquired companies, interest at fixed rate of 5.5%, payable in scheduled installments through January 2002, certain notes secured by acquired assets	—	225,000
Notes payable to banks, variable interest rate at prime plus 1.5%, fixed rates ranging from 8.6% to 18.0%, payable in scheduled installments through May 2004. Bank mortgage, with variable interest rate at prime plus 1.5%, originally scheduled for payments through December 2010, was paid off in June 2002	50,016	360,081
Other notes payable	40,278	10,964

	20,491,772	19,396,371
Less—current portion	(72,703)	(318,089)

	$20,419,069	$19,078,282

     (a)  Senior Notes

     Kroll’s $35.0 million of senior notes were amended on March 30, 2001 and April 20, 2001. Based on the amendments, the senior notes bore interest at the greater of (a) 8.56% or (b) the prime rate plus 1.5%, plus 0.5% times the number of 30-day periods which have expired since April 20, 2001 (or, if less, the highest rate allowed by law). The senior notes also contained financial covenants, which among other restrictions required the maintenance of a minimum level of net worth and a fixed charge coverage ratio. The senior notes were cross-collateralized and guaranteed with Kroll’s revolving credit facility and contained similar acceleration provisions that required the net proceeds from asset sales to be paid proportionately to the revolving credit facility lender and the holders of the senior notes. In accordance with the April 20, 2001 amendment to the senior notes, Kroll’s sale of the entities that comprised the Security Products and Services Group on August 22, 2001 (see Note 5(a)) resulted in the acceleration of all amounts due under the revolving credit facility and the senior notes to a date 60 days after the closing of the sale. Kroll obtained from the lender an extension from October 22, 2001 to November 16, 2001. Kroll used 43.21% of the proceeds from the sale of SPSG to repay these notes by approximately $21.2 million during the third quarter of 2001. On November 14, 2001, all outstanding debt under the senior notes was repaid, with no adverse consequences resulting from any event of non-compliance.

     (b)  Convertible Notes

     In November 2001, Kroll obtained new financing of $30.0 million in the form of 6% Senior Secured Subordinated Convertible Notes due 2006. On November 14, 2001, Kroll issued $25.0 million of notes and issued an additional $5.0 million of notes on November 20, 2001. The notes mature November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. Kroll may redeem these convertible notes at par plus accrued interest in whole or in part beginning November 14, 2004 provided the note holders have been notified in writing 20 days in advance. The note holders may at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are immediately convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments.

     The notes were secured by the same assets of Kroll and its material subsidiaries and the same pledge of stock of certain of Kroll’s subsidiaries as the Foothill credit facility, except that the notes were subordinate to the security interest and rights of the credit facility lender.

     Kroll has an effective registration statement with the Securities and Exchange Commission covering the resale of the notes, and the shares of common stock issuable upon conversion of these notes, and is required to keep the registration statement effective for at least two years.

     In connection with the issuance of the notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount will be amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the average additional non-cash interest expense resulting from this discount amortization will be approximately $2.3 million or 7.6% per year on the $30.0 million principal amount.

     A significant portion of the proceeds from the sale of these notes was used to retire Kroll’s amended bank loan and senior notes. The deferred financing costs associated with the former financing was accelerated, resulting in a loss of $0.5 million being recognized for the year ended December 31, 2001. Such loss is reflected in Other income (expense) in the Consolidated Statement of Operations.

     On September 5, 2002, Kroll amended certain provisions of its outstanding 6% convertible notes. Under the amendments, the security interest of all the noteholders was terminated and the collateral securing all of the convertible notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the convertible notes. Furthermore, Palisade, the only note holder who had the right to designate a board observer, no longer has this right. Palisade also agreed to subordinate the $20.0 million in aggregate principal amount of the 6% convertible notes that it owns to borrowings under the Goldman Sachs credit facility. In connection with these amendments, Kroll agreed to pay a consent fee to Palisade based on the performance of Kroll’s common stock, and as a result of this agreement, paid Palisade $1.6 million in October 2002. Kroll recorded the $1.6 million payment as an expense in 2002 which is reflected in Other income (expense) in the Consolidated Statement of Operations.

     (c)  Long-term Notes.

     In connection with the Zolfo Cooper acquisition (see Note 4(b)), Kroll obtained $75 million in term loan financing through a syndicate arranged by Goldman Sachs to be repaid under the following terms: $0.8 million by December 31, 2002, an additional $4.5 million within one year of the closing date, $18.7 million within two years of closing and the balance ($51.0 million) within three years of closing.

     The term loan was part of a $100 million credit facility which included a $25 million revolving credit facility (see Note 10). The cost of obtaining the credit facility was being amortized over the facility’s three year life. The term loan bore interest, at Kroll’s election, at a rate per annum equal to the base rate plus applicable margin or the Eurodollar rate plus applicable margin. The applicable margin was determined by the leverage ratio, calculated as of the last day of any fiscal quarter as the ratio of consolidated total debt, as of that day, to EBITDA for the four fiscal quarters ending on such date. A provision in the term loan required that proceeds from any equity offering be used to repay the term loan.

     The term loan was repaid in October 2002 with the proceeds from Kroll’s common stock offering (see Note 14 (b)). In 2002 Kroll wrote off financing fees of $1.1 million associated with the repayment of the $75 million term loan and wrote off financing fees of $0.4 million related to the replacement of the Foothill revolving credit facility.

     Scheduled maturities of long-term debt at December 31, 2002 are as follows:

Year	Amount

2003	$72,703
2004	17,591
2005	—
2006	30,000,000
2007	—
Thereafter	—

30,090,294
Discount on convertible notes	9,598,522

$20,491,772

(12)  Operating Leases

     Kroll leases office space and certain equipment and supplies under agreements with terms from one to fifteen years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 2002:

Year	Amount

2003	$13,365,743
2004	11,883,056
2005	10,540,396
2006	9,109,772
2007	8,289,476
Thereafter	7,109,116

$60,297,559

     Rental expense charged against current operations amounted to approximately $12,608,000, $10,378,000 and $10,481,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

(13) Defined Contribution and Bonus Plans

     As of December 31, 2002, Kroll had the following employee benefit plans in place:

     (a)  Defined Contribution Plans—Kroll and its subsidiaries have established various non-contributory profit sharing/401(k) plans covering substantially all of Kroll’s employees. Contributions to the plans are discretionary and are determined annually by Kroll’s Board of Directors. Certain plans also offer a matching contribution whereby Kroll will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations for all such plans amounted to approximately $1,085,000, $1,150,000 and $977,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     (b)  Profit and Revenue Sharing Plans—Kroll and its subsidiaries have established various profit and revenue sharing plans covering substantially all of Kroll’s employees. The plans were established to provide employees an annual cash incentive bonus based on various operating and non-operating criteria. Kroll may amend, modify or terminate these plans at any time. Kroll expensed approximately $8,971,000, $3,835,000 and $1,092,000 associated with the profit and revenue sharing plans in the years ended December 31, 2002, 2001 and 2000, respectively.

(14)  Equity, Equity Arrangements and Transactions

     (a)  The following equity arrangements include all obligations and rights of Kroll, including those that pertain to employees, division, units and subsidiaries that are accounted for as discontinued operations.

(i) Stock Option Plans—In 1996, Kroll adopted a stock option plan (the “1996 Option Plan”) for employees, non-employee directors and advisors. Kroll may grant options for up to 1,757,000 shares under the 1996 Option Plan. In April 2002, the 1996 Option Plan was amended to increase by 1,243,000, the number of options that could be granted to a total of 3,000,000. Options for 850,000, 155,000 and 262,374 shares were granted during the years ended December 31, 2002, 2001 and 2000, respectively. The options generally vest over the three years following the date of grant. Options granted under the 1996 Option Plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. In 2002, 50,386 options were exercised and 168,932 options were cancelled under this plan.

In connection with stock options granted by Securify during the year ended December 31, 1998, Kroll recorded deferred compensation of $1,192,096, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. This amount is presented as a reduction of shareholders’ equity and was expected to be amortized ratably over the vesting periods of the applicable options. Approximately $236,000 was expensed in the year ended December 31, 2000. The unamortized balance of the deferred compensation relating to these stock options was reversed to shareholders’ equity upon the sale of Securify in October 2000.

In 2000, Kroll adopted a stock option plan (the “2000 Option Plan”) for non-officer employees. The 2000 Option Plan provided that Kroll may grant options for up to 750,000 shares. In May 2001, the 2000 Option Plan was amended to increase by 2,250,000, the number of options that could be granted to a total of 3,000,000. The 2000 Option Plan was further amended in June 2002 to increase by an additional 750,000 the number of options that could be granted to a total of 3,750,000. Options for 1,447,150, 2,027,000 and 742,400 shares were granted during the years ended December 31, 2002, 2001 and 2000, respectively. Options under the 2000 Option Plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. The options vest according to a formula determined by the Board of Directors on the date of the grant, but generally over the three years following the date of grant. In 2002, 484,334 options were exercised and 128,941 options were cancelled under the 2000 Option Plan.

In 2001, Kroll adopted a stock option plan (the “2001 Option Plan”) for non-employee directors. Kroll may grant options for up to 200,000 shares under the 2001 Option Plan. Options for 10,000 shares were granted to each of the four non-employee directors following Kroll’s annual meeting of shareholders on August 16, 2001. An additional 40,000 options were granted following Kroll’s 2002 annual meeting of shareholders on June 13, 2002. Options under the 2001 Option Plan are generally granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. The options vest ratably over the three years following the date of grant. In 2002, no options were exercised or cancelled under the 2001 Option Plan.

At December 31, 2002, there were approximately 1,125,000, 87,000 and 120,000 authorized shares remaining for grant in the 1996 Option Plan, the 2000 Option Plan and the 2001 Option Plan, respectively.

A summary of the status of Kroll’s stock option plans and the changes during the years then ended is presented in the table below:

	As of December 31,

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Description	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of year	3,325,256	$10.04	2,398,298	$13.19	1,830,039	$17.06
Acquired through acquisition	1,037,490	11.35	—	—	—	—
Granted	2,337,150	20.31	2,222,000	7.39	1,004,774	6.37
Exercised	(1,016,871)	8.34	(384,204)	6.72	(115,197)	0.73
Forfeited/Expired/Cancelled	(305,570)	14.39	(910,838)	13.28	(321,318)	18.39

Outstanding, end of year	5,377,455	$14.83	3,325,256	$10.04	2,398,298	$13.19

Exercisable, end of year	1,738,779	$13.09	993,986	$14.50	1,111,084	$14.61

A summary of Kroll’s stock options outstanding and exercisable at December 31, 2002 is presented in the table below:

	Per Share Price Ranges

				Totals
	from $2.40	from $10.34	from $20.22	from $2.40
Description	to $10.25	to $19.55	to $26.94	to $26.94

Outstanding:
Number of stock options	1,907,732	1,798,668	1,671,055	5,377,455

Weighted-average exercise price (per share)	$7.47	$15.41	$22.62	$14.83

Weighted-average remaining contractual life of options outstanding (in years)	8.5	8.1	8.7	8.4

	Per Share Price Ranges

				Totals
	from $2.40	from $10.34	from $20.22	from $2.40
Description	to $10.25	to $19.55	to $26.94	to $26.94

Exercisable:
Number of stock options	636,143	700,831	401,805	1,738,779

Weighted-average exercise price (per share)	$8.17	$11.03	$24.45	$13.09

Weighted-average remaining contractual life of options exercisable (in years)	8.7	5.8	6.0	6.9

     (ii)  Restricted Stock Plan—Effective August 12, 1998, Kroll adopted a stock incentive plan (the “Stock Incentive Plan”) for employees. Kroll may grant up to 500,000 shares under the Stock Incentive Plan. During fiscal 1999, 47,500 shares were granted under the Stock Incentive Plan. In connection with these shares, Kroll recorded deferred compensation of $1,571,661 in the year ended December 31, 1999, representing the difference between the fair market value of Kroll common stock on the date of grant and the purchase price of the shares. This amount is presented as a reduction of shareholders’ equity and will be amortized ratably over the vesting periods of the applicable grants. No expense was recorded in the year ended December 31, 2002 and approximately $337,000 and $364,000 were expensed in the years ended December 31, 2001 and 2000, respectively. The deferred compensation was reduced in the year ended December 31, 2000 by approximately $113,000 applicable to options forfeited by employees terminated in that year. The 1999 restricted stock grants generally vest ratably over three years. There were no shares granted under the Stock Incentive Plan in 2000 and 2001. In March 2002, 2,500 shares were granted to an officer pursuant to terms of an employment agreement with Kroll, with such shares vesting over a one year period; 50% vesting immediately and 50% vesting ratably over one year from date of grant.

     At December 31, 2002, there were approximately 450,000 authorized shares remaining for grant in the Stock Incentive Plan.

     (iii)  Common Stock Warrants—Warrants originally granted by Laboratory Specialists of America, Inc. (“LSI”) were converted to the equivalent warrants to purchase Kroll stock when Kroll acquired LSI. As of December 31, 2002, warrants representing the right to purchase 8,719  shares of Kroll common stock at $25.69 per share were outstanding. These warrants were issued in June 1998 to certain consultants and underwriters in connection with the completion of a private offering of common stock in 1998 and were recognized as compensation paid for services rendered and treated as a reduction in the recognized net proceeds from the offering.

     Warrants originally granted by Background America, Inc. (“BAI”) were converted to the equivalent warrants to purchase Kroll stock when Kroll acquired BAI. As of December 31, 2002, warrants representing the right to purchase 807 shares of Kroll common stock at $19.52 per share were outstanding. These warrants were issued in June and July of 1996 and January of 1998 to certain consultants and other non-employees with exercise prices equal to or greater than the then fair value of BAI’s common stock on those dates.

     As of December 31, 2002, Kroll had a total of 9,526 warrants still outstanding.

     (b)  In October 2002, Kroll sold 6.3 million shares of its common stock to the public in an underwritten public offering and raised approximately $110.6 million of net proceeds, including $0.2 million of accrued expenses. Kroll used a portion of these proceeds to repay its three-year $75 million term loan incurred on September 5, 2002 to acquire Zolfo Cooper (see Notes 4(b) and 11(c)). The remaining proceeds were used for working capital to fund operations and other general company purposes. Because the repayment effectively terminated the term loan agreement, all unamortized deferred financing fees in the amount of $1.7 million, net of tax, were written off as an extraordinary item in the fourth quarter of 2002.

     (c)  On July 2, 2002, Kroll Inc., formerly an Ohio corporation, became a Delaware corporation pursuant to a merger in which the Ohio corporation merged into its wholly-owned Delaware subsidiary. In connection with the reincorporation in Delaware, Kroll Inc.’s authorized capital increased from 50,000,000 to 100,000,000 shares of common stock and from 1,000,000 to 5,000,000 shares of preferred stock.

(15) Commitments and Contingencies

     (a)  Letters of Credit—In connection with the sale of SPSG, Kroll provided a $1.5 million standby letter of credit in favor of Armor to cover certain potential foreign tax liabilities of SPSG, which is outstanding as of December 31, 2002.

     (b)  Employment Agreements—Kroll has employment agreements with its executive officers and management level personnel with annual compensation ranging in value up to $2,000,000, over varying periods extending to December 2006. The agreements generally provide for salary continuation in the event of termination without cause for the greater of the remainder of the agreement or one year. The agreements also contain certain non-competition clauses and may provide for one year’s salary if the agreement is not renewed.

     As of December 31, 2002, the remaining aggregate commitment under these employment agreements if all individuals were terminated without cause was approximately $42.2 million.

     (c)  Legal Matters—Kroll has been named as a defendant in eight lawsuits alleging that its officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of Kroll’s shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. (“Blackstone”). Five of the lawsuits were filed in the Court of Common Pleas, Butler County, Ohio, and were consolidated on November 29, 1999. The remaining three lawsuits were filed in the United States District Court for the Southern District of New York and were consolidated on November 30, 1999. The plaintiffs allege that Kroll’s officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and American International Group, Inc. (“AIG”) aided and abetted the directors’ and officers’ alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll. On behalf of Kroll, they seek a declaration that the individual defendants breached their fiduciary duty and seek damages and attorneys’ fees in an unspecified amount. The parties executed a stipulation of settlement providing for the settlement of these actions. On December 20, 2002, the New York court signed a Final Judgment and Order Approving the Settlement. On January 7, 2003, the Ohio court entered a Final Judgment dismissing the Ohio action. The Settlement included defendants’ agreement not to object to plaintiffs’ counsels’ application for attorneys’

fees and reimbursement of costs and expenses not to exceed $385,000 in the aggregate. Any such fees or costs approved are to be paid by Kroll’s insurance carrier.

     In 1999, Kroll learned that an individual had filed a qui tam suit against Kroll under the Civil False Claims Act alleging that Kroll and three of its vendors knowingly violated their contractual requirements with the Army due to the vendors’ alleged failure to have certified welders. In October 2000, Kroll settled this litigation with the Department of Justice for approximately $1.1 million, plus legal costs. Kroll admitted no wrongdoing as part of the settlement. All amounts under this settlement were paid before December 31, 2001. The qui tam suit and the corresponding settlement related entirely to the discontinued SPSG operation.

     Kroll Lindquist Avey Co. (formerly Lindquist Avey Macdonald & Baskerville (“LAMB”)), a subsidiary of Kroll, and several of its principals have been named as third-party defendants in a lawsuit filed in the Ontario Superior Court of Justice by HSBC Securities (Canada) Inc., formerly Gordon Capital, an investment dealer (“HSBC”). HSBC filed the underlying suit against Gordon Capital’s former law firm, Davies, Ward & Beck, (“DW&B”) seeking damages in the amount of approximately $40,000,000 (Cdn.). HSBC alleges DW&B negligently advised Gordon Capital during 1991 through 1993 with respect to its rights concerning trading losses and irregularities by a client account manager and various insurance bonds relating to such losses and irregularities. HSBC further alleges various suits and declaratory judgment actions involving the insurers were filed in 1993 and that summary judgment granted in favor of the insurers in 1996 was affirmed on appeal to the Supreme Court of Canada on the basis that the limitation period under the bonds had expired without an action being commenced for recovery of Gordon Capital’s losses. Gordon Capital, DW&B and LAMB entered into various tolling agreements until the matters pending with the insurers were exhausted. In April 2000, HSBC filed suit against DW&B. In July 2001, DW&B filed a third-party claim against LAMB and certain principals for contribution and indemnity. An amended third-party claim was filed in September 2001. The third-party claim alleges DW&B retained LAMB in June 1991 to examine the trading irregularities and to advise Gordon Capital in respect of its dealings with its insurers and that LAMB acted negligently in carrying out these services. Third party claims have also been filed against some entities formerly known as Peat Marwick Thorne, Gordon Capital’s alleged former auditors and AON Reed Stenhouse, Inc., Gordon Capital’s alleged former insurance broker. The parties attended mediation on December 11 and 12, 2002, with additional dates to be scheduled in 2003. LAMB is being defended by its former carrier, the Reliance Insurance Company. Reliance is in liquidation, and while paying all defense costs, has advised that any claim for damages or settlement greater than $25,000 (Cdn.) will be a claim in the liquidation, on which distributions will be made as the liquidation progresses. Kroll believes it may have other liability insurance available with respect to this claim. Management of Kroll believes LAMB has meritorious defenses to the claims and intends to defend the claims vigorously.

     In addition to the matters discussed above, Kroll is involved in litigation from time to time in the ordinary course of its business; however, Kroll does not believe that there is any currently pending litigation, individually or in the aggregate, that is likely to have a material adverse effect on its consolidated financial position, results of operations or its cash flows.

(16) Fair Value of Financial Instruments

     The fair value of long-term debt approximates its historical carrying amount. Cash equivalents, other current assets and current liabilities are reflected in the financial statements at cost, which approximates fair value due to the short-term nature of these items.

(17) Customer and Segment Data

     (a)  Segment Data—Through October 17, 2000, Kroll operated in three business segments, the Security Products and Services Group, the Investigations and Intelligence Group and the Information Security Group. As a result of the preferred stock sale completed by the Information Security Group on October 17, 2000, the Group ceased to be a part of the consolidated results of Kroll from that date forward. See Note 6(a) for more information on this transaction.

     As a result of the sale of SPSG to Armor on August 22, 2001 (see Note 5(a)), SPSG was accounted for as a discontinued operation. The segment data in the table below depicts the Investigations and Intelligence Group in five business segments; Consulting Services, Corporate Advisory & Restructuring, Technology Services, Background Screening Services and Security Services, restated historically for segment presentation. Kroll’s reportable segments are now organized, managed and operated along product lines, as these product lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

     The Consulting Services segment includes revenues and expenses from business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset training and analysis, monitoring and special inquiries, marketing intelligence and intellectual property and infringement investigations.

     The Corporate Advisory & Restructuring segment includes revenues and expenses from corporate restructuring, operational turnaround, strategic advisory services, financial crisis management and corporate finance services.

     The Technology Services segment includes revenues and expenses from electronic discovery, data recovery and computer forensics services, along with related software solutions.

     The Background Screening Services segment includes revenues and expenses from pre-employment background screening and substance abuse testing.

     The Security Services segment includes revenues and expenses from security architecture and design, corporate security consulting, emergency management and environmental services as well as protective services, operations and training.

     The following summarizes information about Kroll’s business segments for the years ended December 31, 2002, 2001 and 2000:

		Corporate
		Advisory &		Background		Information
	Consulting	Restructuring	Technology	Screening	Security	Security
	Services	Services	Services	Services	Services	Group	Other	Consolidated

	(dollars in thousands)
2002
Net sales to unaffiliated customers	$106,564	$71,386	$36,438	$42,985	$25,496	$—	$—	$282,869

Gross profit	$43,583	$40,629	$25,201	$20,927	$8,850	$—	$—	$139,190

Operating income (loss)	$13,324	$23,128	$5,479	$10,069	$3,047	$—	$(23,217)	$31,830

Identifiable assets at year-end	$59,625	$41,618	$32,597	$25,431	$13,941	$—	$—	$173,212

Corporate assets								357,011
Assets of discontinued operations								9,399

Total assets at year-end								$539,622

2001
Net sales to unaffiliated customers	$106,126	$30,751	$4,380	$35,672	$24,129	$—	$—	$201,058

Gross profit	$35,239	$16,045	$2,628	$16,809	$9,610	$—	$—	$80,331

Operating income (loss)	$2,975	$5,684	$1,084	$4,730	$3,494	$—	$(21,860)	$(3,893)

Identifiable assets at year-end	$67,996	$15,671	$1,195	$19,080	$11,916	$—	$—	$115,858

Corporate assets								43,877
Assets of discontinued operations								13,168

Total assets at year-end								$172,903

2000
Net sales to unaffiliated customers	$104,245	$19,311	$2,621	$46,588	$28,812	$4,033	$—	$205,610

Gross profit (loss)	$37,593	$9,754	$1,573	$22,338	$10,964	$(403)	$—	$81,819

Operating income (loss)	$5,065	$2,076	$550	$5,305	$2,616	$(9,554)	$(16,964)	$(10,906)

Identifiable assets at year-end	$73,591	$11,078	$547	$22,258	$14,133	$—	$—	$121,607

Corporate assets								49,820
Net assets of discontinued operations								55,979

Total assets at year-end								$227,406

     Total net sales by segment include sales to unaffiliated customers. Inter-segment sales are nominal. Operating income (loss) is gross profit less operating expenses. Operating income (loss) does not include the following items: interest expense, other expenses, income taxes, gain on the issuance of subsidiary stock, discontinued operations and losses on the extinguishment of debt. The Other column includes Kroll’s corporate headquarters costs. Identifiable assets by segment are those assets that are used in Kroll’s operations in each segment. Corporate assets are principally cash, computer software, costs in excess of assets acquired, certain intangible assets and certain prepaid expenses.

     Prior to the sale of the Security Products and Services Group to Armor, corporate costs relating to the above five segments (excluding Information Security Group, which is not an ongoing business) were allocated in the calculation of operating income for each of those segments. At that time, this mirrored the management of those businesses as one segment, the Investigations and Intelligence Group. Subsequent to the sale of SPSG, Kroll’s remaining business, the Investigations and Intelligence Group, was broken out into the five described segments. Corporate costs relating to each of these segments are now included in the table above under “Other” corporate costs in order to reflect the post-sale management structure of Kroll. For the years ended December 31, 2001 and 2000, corporate costs of approximately $10.8 million and $11.4 million, respectively, relating to these five segments, were included in the calculation of segment operating income. Had these costs been included with “Other” corporate costs, the operating loss relating to “Other” would have been approximately $32.7 million and $28.4 million for the years ended December 31, 2001 and 2000, respectively.

     Depreciation expense and capital expenditures for each of Kroll’s business segments for the years ended December 31, 2002, 2001 and 2000 are as follows:

		Corporate
		Advisory &			Background	Information
	Consulting	Restructuring	Technology	Security	Screening	Security
	Services	Services	Services	Services	Services	Group	Other	Consolidated

	(dollars in thousands)
2002
Depreciation expense	$2,059	$878	$1,878	$290	$806	$—	$1,407	$7,318

Capital expenditures	$5,085	$3,506	$2,312	$509	$(640)	$—	$5	$10,777

Cost in excess of assets acquired	$19,700	$171,811	$93,953	$3,631	$3,000	$—	$—	$292,095

2001
Depreciation expense	$2,798	$621	$179	$553	$783	$—	$741	$5,675

Capital expenditures	$5,152	$823	$329	$624	$865	$—	$—	$7,793

Cost in excess of assets acquired	$16,270	$18,665	$—	$5,015	$3,000	$—	$—	$42,950

2000
Depreciation expense	$2,178	$345	$71	$417	$1,440	$254	$764	$5,469

Capital expenditures	$7,781	$466	$319	$768	$1,035	$1,551	$105	$12,025

     The following summarizes information about Kroll’s different geographic areas for the years ended December 31, 2002, 2001 and 2000:

	United			Other
	States	Europe	Asia	Foreign	Eliminations	Consolidated

			(dollars in thousands)
2002
Net sales to unaffiliated customers	$180,504	$70,608	$9,663	$22,094	$—	$282,869
Intercompany	5,376	777	274	2,761	(9,188)	—

Total net sales	$185,880	$71,385	$9,937	$24,855	$(9,188)	$282,869

Operating income (loss)	$17,200	$11,622	$(1,179)	$4,187	$—	$31,830

Identifiable assets at year-end	$120,425	$35,359	$7,963	$9,465	$—	$173,212

Corporate assets						357,011
Assets of discontinued operations						9,399

Total assets at year-end						$539,622

	United			Other
	States	Europe	Asia	Foreign	Eliminations	Consolidated

	(dollars in thousands)
2001
Net sales to unaffiliated customers	$116,692	$47,814	$12,232	$24,320	$—	$201,058
Intercompany	3,140	758	313	2,299	(6,510)	—

Total net sales	$119,832	$48,572	$12,545	$26,619	$(6,510)	$201,058

Operating income (loss)	$(12,164)	$8,128	$(3,294)	$3,437	$—	$(3,893)

Identifiable assets at year-end	$73,823	$22,785	$8,765	$10,485	$—	$115,858

Corporate assets						43,877
Assets of discontinued operations						13,168

Total assets at year-end						$172,903

2000
Net sales to unaffiliated customers	$120,911	$34,272	$15,997	$34,430	$—	$205,610
Intercompany	3,597	1,755	699	362	(6,413)	—

Total net sales	$124,508	$36,027	$16,696	$34,792	$(6,413)	$205,610

Operating income (loss)	$(18,886)	$3,752	$557	$3,671	$—	$(10,906)

Identifiable assets at year-end	$75,925	$19,200	$11,371	$15,111	$—	$121,607

Corporate assets						49,820
Net assets of discontinued operations						55,979

Total assets at year-end						$227,406

     Kroll accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

     The following summarizes Kroll’s sales in the United States and foreign locations:

	Years Ended December 31,

	2002	2001	2000

	(dollars in thousands)
Sales to unaffiliated customers:
United States	$176,488	$117,154	$125,779
Europe	68,782	42,586	34,237
Asia	9,192	9,926	16,343
Central & South America	9,376	10,285	16,696
Other Foreign	19,031	21,107	12,555

Total net sales to unaffiliated customers	$282,869	$201,058	$205,610

     Export sales by Kroll’s domestic operations were approximately 2%, 4% and 2% of net sales for the years ended December 31, 2002, 2001 and 2000, respectively.

     Kroll’s laboratory testing operations are certified and subject to frequent inspections and proficiency tests by certain federal, state or local jurisdictions. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the consolidated financial statements.

     Kroll has foreign operations and assets in Argentina, Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, Russia, Singapore, South Africa, Switzerland, the Philippines and the United Kingdom. In addition, Kroll sells its products and services in other foreign countries and continues to increase its level of international activity. Accordingly, Kroll is subject to various risks including, among others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     (b)  Major Customers—Kroll had no major customer that accounted for a significant percentage of sales from continuing operations during the years ended December 31, 2002, 2001 and 2000.

(18)	Supplemental Cash Flows Disclosures

     The following is a summary of cash paid related to certain items:

	Years Ended December 31,

	2002	2001	2000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest, net	$2,440,833	$5,561,807	$5,787,084

Cash paid for taxes, net of refunds	$4,040,427	$131,070	$318,856

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Deferred compensation related to restricted stock	$44,475	$—	$—

Accrued contingent consideration incurred in connection with acquisition of businesses	$490,198	$299,133	$812,033

Total price of acquired businesses	$313,524,250	$—	$470,000
Fair value of stock issued and options assumed in connection with acquisition of businesses	205,298,253	—	—
Cash acquired in connection with acquisition of businesses	35,327,378	—	—

Cash used in acquisitions, net of cash acquired	$72,898,619	$—	$470,000

Notes issued in connection with acquisition of businesses	$1,040,278	$—	$625,320

Amount forgiven in connection with the sale of DRI	$100,934	$189,960	$—

Receipts of notes receivable from the sale of businesses including VDCG, SPSG and DRI (see Notes 5(a), 5(b) and 6(b))	$—	$2,543,273	$—

Write-down of discounted notes receivable from the sale of VDCG (see Note 5(b))	$—	$(1,830,578)	$—

(19)	Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(dollars in thousands, except per share data)
2002
Net sales	$54,364	$58,018	$78,077	$92,410
Gross profit	$24,381	$26,939	$40,540	$47,330
Income from continuing operations	$2,331	$3,521	$5,414	$5,225
Income (loss) from discontinued InPhoto	$(14)	$14	$(37)	$(154)
Income from discontinued SPSG	$—	$70	$—	$11
Net income	$2,317	$3,605	$5,377	$5,082
Basic income per share from:
Continuing operations	$0.10	$0.15	$0.17	$0.13
Discontinued InPhoto	$—	$—	$—	$—
Discontinued SPSG	$—	$—	$—	$—
Net income	$0.10	$0.15	$0.17	$0.13
Diluted income per share from:
Continuing operations	$0.10	$0.14	$0.17	$0.13
Discontinued InPhoto	$—	$—	$—	$—
Discontinued SPSG	$—	$—	$—	$—
Net income	$0.10	$0.14	$0.17	$0.13
2001
Net sales	$48,917	$46,794	$47,830	$57,517
Gross profit	$20,486	$19,336	$16,738	$23,771
Income (loss) from continuing operations	$4	$(4,535)	$(7,356)	$755
Income (loss) from discontinued InPhoto	$(181)	$(39)	$(245)	$(138)
Income (loss) from discontinued SPSG	$751	$(1,103)	$(6,295)	$(894)
Loss from discontinued VDCG	$(104)	$—	$(1,831)	$(176)
Net income (loss)	$470	$(5,677)	$(15,727)	$(453)
Basic income (loss) per share from:
Continuing operations	$—	$(0.20)	$(0.33)	$0.03
Discontinued InPhoto	$(0.01)	$—	$(0.01)	$(0.01)
Discontinued SPSG	$0.03	$(0.05)	$(0.28)	$(0.04)
Discontinued VDCG	$—	$—	$(0.08)	$(0.01)
Net income (loss)	$0.02	$(0.25)	$(0.70)	$(0.03)
Diluted income (loss) per share from:
Continuing operations	$—	$(0.20)	$(0.33)	$0.03
Discontinued InPhoto	$(0.01)	$—	$(0.01)	$(0.01)
Discontinued SPSG	$0.03	$(0.05)	$(0.28)	$(0.04)
Discontinued VDCG	$—	$—	$(0.08)	$(0.01)
Net income (loss)	$0.02	$(0.25)	$(0.70)	$(0.03)

(20)	Effect of the Implementation of SFAS No. 142

     In accordance with SFAS No. 142, Kroll no longer records amortization expense for goodwill. This had the following effect on reported earnings:

	Years Ended December 31,

	2002	2001	2000

	(in thousands, except per share data)
Net income (loss) as reported	$16,381	$(21,387)	$(33,944)
Amortization of goodwill, net of tax	—	1,605	1,712

Adjusted net income (loss)	$16,381	$(19,782)	$(32,232)

Basic income (loss) per share as reported	$0.56	$(0.95)	$(1.52)
Amortization of goodwill, net of tax	—	0.07	0.07

Adjusted income (loss) per share	$0.56	$(0.88)	$(1.45)

Diluted income (loss) per share as reported	$0.54	$(0.95)	$(1.52)
Amortization of goodwill, net of tax	—	0.07	0.07

Adjusted income (loss) per share	$0.54	$(0.88)	$(1.45)

     Kroll has not changed the amortization periods or ceased amortizing intangible assets other than goodwill as a result of our review of indefinite lived assets to date. Kroll has conducted impairment tests of the goodwill recorded on its books as required by SFAS No. 142. These tests determined that Kroll’s recorded goodwill was not impaired as of January 1, 2002. As part of Kroll’s review of intangible assets under SFAS No. 142, certain assets were re-evaluated at year end. As a result of this review Kroll determined that these assets were not impaired at December 31, 2002. Impairment tests will be conducted annually during the third quarter, or sooner if circumstances indicate an impairment may have taken place.

     As of December 31, 2002, Kroll had recorded cost and accumulated amortization of intangible assets of $30.8 million and $5.6 million, respectively. Of this amount, $16.3 million and $3.6 million related to the cost and accumulated amortization of intangible assets of acquired customer lists. An additional $12.3 million and $0.9 million pertaining to the cost valuation and related accumulated amortization of in-house systems software was recorded as part of Kroll’s acquisition of Ontrack. The remaining $2.2 million and $1.1 million of cost and accumulated amortization are primarily related to non-compete agreements.

     As of December 31, 2001, Kroll had recorded cost and accumulated amortization of intangible assets of $9.4 million and $3.2 million, respectively. Of this amount, $8.1 million and $2.6 million related to the cost and accumulated amortization of intangible assets of acquired customer lists, $1.2 million and $0.5 million related to non-compete agreements, and the remaining $0.1 million and $0.1 million of cost and accumulated amortization are related to publishing rights.

     Amortization expense for intangible assets of $2.5 million, $0.5 million and $0.8 million was recognized in the years ended December 31, 2002, 2001 and 2000, respectively. Approximately $18.2 million of amortization expense is anticipated to be recognized over the next five years as follows: $4.2 million in 2003, $3.7 million in 2004, $3.6 million in 2005, $3.5 million 2006 and $3.2 million in 2007.

(21)	Subsequent Events

     Revolving Credit Facility. On March 6, 2003, Kroll executed agreements with Fleet providing a revolving credit facility of up to $25 million for a term of three years (the “Fleet Credit Facility”). Kroll’s obligations under the Fleet Credit Facility are guaranteed by its domestic subsidiaries. The Fleet Credit Facility is secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of Kroll’s material domestic subsidiaries and 65% of the stock of certain of the foreign subsidiaries of Kroll and its domestic subsidiaries.

     Borrowings under the Fleet Credit Facility will bear interest, at Kroll’s election, at a rate per annum equal to (1) the prime rate of Fleet or (2) LIBOR plus 2.00%. During the term of the Fleet Credit Facility, Kroll will pay Fleet a quarterly fee equal to the product of 0.375% per annum and the unused portion of the line of credit. The Fleet Credit Facility requires Kroll to maintain a minimum level of EBITDA and net income and maximum leverage and liabilities requirements and contains restrictions on the incurrence of additional debt, the creation of any liens, certain acquisitions, and distributions to certain subsidiaries. The Fleet Credit Facility also contains other affirmative and negative covenants and events of default customarily contained in debt agreements of this type.

     The $25 million Goldman Sachs revolving credit facility undertaken as part of the $100 million credit line on September 5, 2002 (see Notes 10 and 11(c)), was simultaneously retired on March 6, 2003. As a result Kroll will write-off approximately $0.2 million of unamortized deferred financing fees as a one time charge to operating expenses in the first quarter of 2003.

     On March 14, 2003, Kroll consummated an asset purchase agreement with Certico Verification Services, LLC. (“Certico”). Under the agreement, Kroll acquired most of Certico’s assets, and assumed certain liabilities, for a purchase price of $3.3 million paid in cash. The business acquired by Kroll provides background checking services and its results of operations will be included within the Background Screening Services segment subsequent to the date of acquisition.

     On March 21, 2003, Kroll completed the acquisition of Personnel Risk Management (“PRM”) for a purchase price of $1.4 million paid in cash. Kroll will be required to make an additional payment of up to $1.9 million after one year if PRM achieves agreed upon profit levels. PRM provides pre-employment screening services in the UK, and its results of operations will be included within the Background Screening Services segment subsequent to the date of acquisition.

     On March 25, 2003, Kroll acquired the remaining 50% equity ownership interest it did not own in Invex Partners Limited (“Invex”) for a purchase price of $1.2 million in cash. Invex, which provides corporate financial services in the UK, will be included as part of the Corporate Advisory and Restructuring Services segment subsequent to the date of acquisition.

     On March 27, 2003, Kroll invested $1.0 million in iJet Travel Intelligence Inc. (“iJet”). The investment in iJet, which is an intelligence organization focused on delivering proactive travel risk management services and real-time alerts to travelers, expatriates, corporations, government and non-governmental organizations, learning institutions and the travel industry, is convertible into preferred stock of iJet upon iJet raising additional equity financing.

     In April 2003, the contingent consideration arrangements with the former owners of Zolfo Cooper were amended to provide that Kroll will issue to them 625,000 additional shares of its common stock per year if Zolfo Cooper achieves operating profit levels of $24.0 million, $24.8 million, $25.6 million and $26.4 million in 2003, 2004, 2005 and 2006, respectively.

     On May 22, 2003, Kroll invested $2.0 million in Eid Access Inc. (“EID”). The investment in EID, which provides vendor security solutions, is convertible into preferred stock of EID at Kroll’s option.

     On June 3, 2003, Kroll’s 1998 Stock Incentive Plan was amended to modify restrictions on the number of shares of common stock that may be awarded to executive officers, provide that non-employee directors be eligible to receive awards, allow no more than 50,000 shares to be awarded annually to any eligible person, provide that shares of common stock be granted without requiring payment from participants, and include some minor changes from the original plan.

     On June 3, 2003, Kroll issued 40,854 shares of restricted stock to executive officers and employees, valued at approximately $0.9 million. Such amount will be amortized over the applicable vesting period of one and half years as additional compensation expense.

     On June 24, 2003, Kroll announced that it had entered into an agreement to acquire all of the outstanding shares of Factual Data Corp. (“Factual Data”). The acquisition was consummated on August 21, 2003. Kroll paid $87.4 million in cash and issued approximately 935,000 shares of its common stock in exchange for the shares of Factual Data outstanding at closing. In addition, approximately 446,000 new shares of Kroll common stock may be issued upon the future exercise of Factual Data options that Kroll assumed in the transaction. The total purchase price, based on the final number of shares outstanding that were exchanged in the transaction, as well as transaction costs and expenses and the fair value of employee stock options assumed by Kroll, is approximately $119 million. Factual Data is a provider of customized information services to businesses across the United States that assist them in making decisions and its results of operations will be included within the Background Screening Services segment subsequent to the date of acquisition.

     On June 27, 2003, a shareholder of Factual Data filed a lawsuit against Factual Data and its directors in the District Court for the County of Larimer, Colorado, William Troxler v. Factual Data Corporation [sic], Jerald H. Donnan, Todd A. Neiberger, Robert J. Terry, J. Barton Goodwin, Daniel G. Helle, Abdul H. Rajput and James N. Donnan. The plaintiff alleges, among other things, that the individual defendants engaged in self dealing in connection with the negotiation and approval of the merger agreement and the merger. The plaintiff also claims the individual defendants obtained benefits not shared by the plaintiff, and that they breached their fiduciary duties of care, loyalty, candor and independence owed under Colorado law to Factual Data’s public shareholders. The plaintiff further alleges that Factual Data aided and abetted the other defendants’ breaches of fiduciary duty and failed to disclose material information to the shareholders. The plaintiff seeks certification of the case as a class action, and preliminary and permanent injunctive relief declaring that the proposed merger agreement is unlawful and unenforceable. The plaintiff also seeks an order enjoining consummation of the agreement, and an order directing the defendants to exercise their fiduciary duties to obtain a transaction in the best interests of Factual Data shareholders, and that they arrange to rescind any implemented terms of the proposed transaction. Finally, the plaintiff demands that the court impose a trust on any benefits received by the defendants, and award attorneys’ fees and costs. The plaintiff is seeking equitable relief only, not monetary damages.

     On July 23, 2003, the plaintiff filed a motion for expedited discovery, which motion was never ruled on by the court. On August 1, 2003, the plaintiff filed an amended complaint and a response to Factual Data’s motion to dismiss. On August 5, 2003, the plaintiff requested oral argument on the request for expedited discovery, which request was not granted by the court. On August 15, 2003, Factual Data moved to dismiss the plaintiff’s amended complaint. On September 15, 2003, the plaintiff filed a response to Factual Data’s motion to dismiss. The court has not yet ruled on Factual Data’s motion to dismiss the amended complaint.

     On July 18, 2003, Kroll consummated an asset purchase agreement with Intellifacts Corporation (“Intellifacts”). Under the agreement, Kroll acquired substantially all the assets of Intellifacts and assumed certain liabilities for a purchase price of $2.2 million in cash. Intellifacts, which provides background checking services, will be included within the Background Screening Services segment subsequent to the date of acquisition.

     On August 19, 2003, Kroll’s 2000 Option Plan was amended to increase the number of options that may be granted by 337,500.

     On September 17, 2003, Kroll announced it would record a pre-tax restructuring charge of approximately $5.0 million to $6.0 million, or $0.07 to $0.09 per diluted share, in the third quarter of 2003. As part of the restructuring, Kroll will close 10 non-hub offices worldwide and expects to terminate approximately 75 employees.